Exhibit 10.14

LOAN AGREEMENT

by and between

NEW ENTERPRISE STONE & LIME CO., INC.

and

CITIZENS BANK OF PENNSYLVANIA

DATED SEPTEMBER 30, 2009

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ii

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LOAN AGREEMENT

This Agreement, dated the 30th day of September, 2009, is by and between New Enterprise Stone & Lime Co., Inc., a Delaware corporation (the “Borrower”), and Citizens Bank of Pennsylvania (the “Bank”).

WITNESSETH:

WHEREAS, the Borrower has requested that the Bank extend credit to the Borrower in an aggregate principal amount of up to Eight Million Four Hundred Fifty Thousand Seven Hundred Fifty-Two and 48/100 Dollars ($8,450,752.48), the proceeds of which will be used to finance the acquisition of certain equipment; and

WHEREAS, the Bank is willing to extend such credit to the Borrower pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01.        Certain Definitions.

In addition to other words and terms defined elsewhere in this Agreement, the following words and terms have the following meanings, respectively, unless the context otherwise clearly requires; provided, however, with respect to any words and terms defined below to mean that as set forth in the Existing Credit Agreement, if the Existing Credit Agreement terminates or otherwise ceases to be in full force and effect at any time and for any reason, whether by voluntary termination, upon default, acceleration, at maturity or otherwise (each, a “Termination”), all of such defined terms shall survive the Termination and shall continue in full force and effect as part of this Agreement; provided further, that at any time after a Termination, the Borrower shall, upon the Bank’s request, execute and deliver to the Bank a supplement or amendment to this Agreement, which supplement or amendment shall expressly incorporate into this Agreement all or any number of applicable defined terms of the terminated Existing Credit Agreement:

“Accounting Month” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Closing Date.

“Accumulated Funding Deficiency” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Closing Date.

“Acquisition” shall mean (a) any acquisition by the Borrower or any of its Subsidiaries of an interest in any other Person that shall then become Consolidated with the Borrower and its Subsidiaries in accordance with GAAP, or (b) any acquisition by the Borrower or any of its Subsidiaries of all or any substantial part of the assets of any other Person or of a division or line of business of any other Person, in any case, whether by purchase, lease, exchange, issuance of equity or debt securities, merger, reorganization or any other method; provided, however, any purchase of undeveloped land (or land on which no commercial enterprise is being conducted) that is treated as a Capital Expenditure shall not be deemed to be an “Acquisition.”

“Actual Value” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Closing Date.

“Affiliate” shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the Borrower.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Closing Date.

“Agreement” shall mean this Loan Agreement, as amended, modified or supplemented from time to time.

“Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Rate” shall mean a rate per annum equal to (i) the LIBOR Rate Applicable Rate, (ii) the LIBOR Advantage Applicable Rate or (iii) the Prime Rate Applicable Rate, as applicable.

“Authorized Representative” shall mean each Person designated from time to time, as appropriate, in writing by the Borrower to the Bank for the purposes of giving notices of borrowing, conversion or continuation of Loans, which designation shall continue in full force and effect until terminated in writing by the Borrower to the Bank.

“Bank” shall mean Citizens Bank of Pennsylvania, with an office at 525 William Penn Place, Pittsburgh, Pennsylvania 15219-1729.

“BCS LLC” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Closing Date.

“BCS Acquisition” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Closing Date.

“Blocked Person” shall have the meaning assigned to such term in Section 3.26(b) hereof.

“Borrower” shall mean New Enterprise Stone & Lime Co., Inc., a Delaware corporation, with its principal place of business located at 3912 Brumbaugh Road, New Enterprise, Pennsylvania 16664.

“Bonding Arrangement” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Closing Date.

“Business Day” shall mean (i) any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Pittsburgh, Pennsylvania; (ii) when such term is used to describe a day on which a borrowing, payment, prepaying, or repaying is to be made in respect of a LIBOR Rate Loan, any day which is: (A) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Pittsburgh, Pennsylvania and (B) a London Banking Day; and (iii) when such term is used to describe a day on which an interest rate determination is to be made in respect of any LIBOR Rate Loan, any day which is a London Banking Day.

“Capital Expenditure” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Closing Date.

“Capital Lease Obligations” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Closing Date.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time, and all rules and regulations promulgated in connection therewith.

“Change of Control” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Closing Date.

“Closing” shall mean the closing of the transactions provided for in this Agreement on the Closing Date.

“Closing Date” shall mean September 30, 2009 or such other date upon which the parties may agree.

“COBRA” shall mean the group health plan continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA

“Code” shall mean the Internal Revenue Code of 1986 as amended along with the rules, regulations, decisions and other official interpretations in connection therewith.

“Collateral” shall mean that as set forth in Section 3.21 hereof.

“Consolidated” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Closing Date.

“Consolidating” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Closing Date.

“Contamination” shall mean the presence or release or threat of release of Regulated Substances in, on, under or emanating to or from the Property which pursuant to Environmental Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Laws requires the investigation, cleanup, removal, remediation, containment, abatement of or other response action or which otherwise constitutes a violation of Environmental Laws.

“Debt” shall mean, collectively, (A) all Indebtedness, whether of principal, interest, fees, expenses or otherwise, of the Borrower to the Bank, whether now existing or hereafter incurred including, but not limited to, future loans and advances, if any, under this Agreement, the Notes and the other Loan Documents, as the same may be amended from time to time, together with any and all extensions, renewals, refinancings or refundings thereof in whole or in part; (B) to the extent directly relating to the Loans and the financing contemplated by this Agreement and the other Loan Documents, all other obligations for the repayment of borrowed money, whether of principal, interest, fees, expenses or otherwise, of the Borrower to the Bank, whether now existing or hereafter incurred, whether under letters or advices of credit, lines of credit, other financing arrangements or otherwise (including, but not limited to, any obligations arising as a result of any overdrafts), whether or not contemplated by the Bank or the Borrower at the date hereof and whether direct, indirect, matured or contingent, joint or several, or otherwise, together with any and all extensions, renewals, refinancings or refundings thereof in whole or in part; (C) all costs and expenses including, without limitation, to the extent permitted by Law, reasonable attorneys’ fees and legal expenses, incurred by the Bank in the collection of any of the indebtedness referred to in clauses (A), (B) or (C) above in amounts due and owing to the Bank under this Agreement or the other Loan Documents; and (E) any advances made by the Bank for the maintenance, preservation, protection or enforcement of, or realization upon, any property or assets now or hereafter made subject to a Lien granted pursuant to this Agreement, the other Loan Documents or pursuant to any agreement, instrument or note relating to any of the Debt, including, without limitation, advances for taxes, insurance, repairs and the like.

“Distributions” shall mean, for the period of determination, (i) all distributions of cash, securities or other property (other than capital stock) on or in respect of any shares of any class of capital stock of the Borrower and (ii) all purchases, redemptions or other acquisitions by the Borrower of any shares of any class of capital stock of the Borrower, determined for the Borrower in accordance with GAAP.

“Environmental Complaint” shall mean any written complaint by any Person or Official Body setting forth a cause of action for personal injury or property damage, natural resource damage, contribution or indemnity for response costs, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Environmental Laws or any order, notice of violation, citation, subpoena, request for information or other written notice or demand of any type issued by an Official Body pursuant to any Environmental Laws.

“Environmental Laws” shall mean all federal, state, local and foreign Laws and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health or the environment; (iii) employee safety in the workplace; (iv) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or release or threat of release of Regulated Substances; (v) the presence of Contamination; (vi) the protection of endangered or threatened species; and (vii) the protection of Environmentally Sensitive Areas.

“Environmental Material Adverse Change” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Closing Date.

“Environmentally Sensitive Area” shall mean (i) any wetland as defined by applicable Environmental Laws; (ii) any area designated as a coastal zone pursuant to applicable Laws, including Environmental Laws; (iii) any area of historic or archeological significance or scenic area as defined or designated by applicable Laws, including Environmental Laws; (iv) habitats of endangered species or threatened species as designated by applicable Laws, including Environmental Laws; or (v) a floodplain or other flood hazard area as defined pursuant to any applicable Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect as of the date of this Agreement and as amended from time to time in the future, and any successor statute of similar import, and the rules and regulations thereunder, or from time to time in effect.

“ERISA Affiliate” shall mean a Person who is under common control with the Borrower within the meaning of Section 414(b) of the Code including, but not limited to, a Subsidiary of the Borrower.

“Event of Default” shall mean any of the Events of Default described in Section 7.01 of this Agreement.

“Excess Interest” shall mean that as set forth in Section 2.02(c) hereof.

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Credit Agreement” shall mean, collectively, the Existing First Lien Credit Agreement and the Existing Second Lien Credit Agreement.

“Existing First Lien Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement, dated as of January 11, 2008, by and among the Borrower, the financial institutions party thereto and the Agent party thereto, as amended from time to time prior to the date hereof.

“Existing Second Lien Credit Agreement” shall mean that certain Second Lien Credit Agreement, dated as of January 11, 2008, by and among the Borrower, the financial institutions party thereto and the Agent party thereto, as amended from time to time prior to the date hereof.

“Expiration Date” shall mean, November 1, 2012.

“Fiscal Quarter(s)” shall mean the period(s) of January 1 through March 31, April 1 through June 30, July 1 through September 30 and October 1 through December 31 of each calendar year.

“GAAP” means generally accepted accounting principles (as such principles may change from time to time) which shall include the official interpretations thereof by the Financial Accounting Standards Board applied on a consistent basis (except for changes in application in which the Borrower’s independent certified public accountants concur).

“Guaranty” shall mean any obligation of a Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“Hedging Contracts” shall mean (a) any agreement (including terms and conditions incorporated by reference therein) which is a rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, or any other similar agreement (including any option to enter into any of the foregoing), (b) any combination of the foregoing, or (c) any master agreement for any of the foregoing together with all supplements.

“Hedging Obligations” shall mean all liabilities and obligations of the Borrower under Hedging Contract directly relating to the Loans or any portion thereof.

“Income Tax Distributions” shall mean all Distributions made by the Borrower to the extent necessary for payment of the income taxes of the shareholders of the Borrower or their owners on account of the attribution of the Borrower’s income to such shareholders by reason of the Borrower being an S corporation, in each case determined by reference to the member who has the highest combined marginal rate for income tax purposes.

“Incorporated Provisions” shall mean that as set forth in Section 5.15 hereof.

“Indebtedness” shall mean, with respect to any Person (without duplication):

(a)           all indebtedness of such Person for borrowed money;

(b)           all obligations of such Person for the deferred purchase price of property or services (other than trade payables in the ordinary course of business where the purchase price for the property or services is payable and paid not more than ninety (90) days after the date of incurrence of the obligation in respect thereof);

(c)           all obligations of such Person evidenced by notes, bonds (other than obligations in respect of Bonding Arrangements under which no claims have been paid by the applicable surety), debentures or other similar instruments;

(d)           obligations in respect of Bonding Arrangements under which claims have been paid by the applicable surety;

(e)           all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) and all other indebtedness secured by a Lien on the property or assets of such Person;

(f)            all Capital Lease Obligations of such Person;

(g)           all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities;

(h)           all obligations of such Person under Hedging Contracts;

(i)            a Guaranty of such Person other than any such Guaranty of obligations of any Subsidiary of such Person to the extent such obligations of such Subsidiary do not constitute Indebtedness;

(j)            all Indebtedness referred to in clauses (a) through (i) above secured by (or which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on the Collateral (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness;

(k)           all payments required by such Person under non-compete agreements;

(l)            the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer that is liable for the obligations of the partnership or unincorporated joint venture (to the extent of such liability);

(m)          the Actual Value of any and all Operating Leases to which such Person is a party respecting property, plant and equipment; and

(n)           all obligations of such Person under Synthetic Leases and all other obligations of such Person that are the functional equivalent of the Indebtedness referred to in clauses (a) through (n) above..

“Indemnified Liabilities” shall mean that as set forth in Section 8.18 hereof. “Indemnitees” shall mean that as set forth in Section 8.18 hereof.

“Interest Payment Date” shall mean, relative to any LIBOR Rate Loan having a LIBOR Interest Period of three (3) months or less, the last Business Day of such LIBOR Interest Period and, as to any LIBOR Rate Loan having a LIBOR Interest Period longer than three (3) months, each Business Day which is three (3) months, or a whole multiple thereof, after the first day of such LIBOR Interest Period and the last day of such LIBOR Interest Period.

“Investment” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Closing Date.

“LA Interest Payment Date” shall mean, initially, December 1, 2008 (which may be any day chosen by the Borrower), and thereafter the day of each succeeding month which numerically corresponds to such date or, if a month does not contain a day that numerically corresponds to such date, the LA Interest Payment Date shall be the last day of such month.

“LA Interest Period” shall mean, with respect to any LIBOR Advantage Loan, the period commencing on (and including) the date hereof (the “Start Date”) and ending on (but excluding) the date which numerically corresponds to such date one (1) month later, and thereafter, each one (1) month period ending on the day of such month that numerically corresponds to the Start Date.  If an LA Interest Period is to end in a month for which there is no day which numerically corresponds to the Start Date, the LA Interest Period will end on the last day of such month.  Notwithstanding the date of commencement of any LA Interest Period, interest shall only begin to accrue as of the date the initial LIBOR Advantage Loan is made hereunder.

“LA Margin” means one and one-half of one percent (1.50%) per annum.

“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

“Lease Obligation” shall mean an obligation of a lessee under a lease of any tangible or intangible property (whether real, personal or mixed) including, without limitation, with respect to any period under any such lease, the aggregate amounts payable by such lessee to or on behalf of the lessor for such period, including, without limitation, property taxes, insurance, interest and amortized charges which such lessee is required to pay pursuant to such lease.  Whenever it is necessary to determine the amount of Lease Obligations for any period with respect to which any of the rentals under the relevant lease are not definitely determinable by the terms of the lease, all such rentals will be estimated in a reasonable amount for such period.

“LIBOR Advantage Applicable Rate” shall mean that as set forth in Section 2.02(a) hereof.

“LIBOR Advantage Loan” shall mean the Loan for the period(s) when the rate of interest applicable to such Loan is calculated by reference to the LIBOR Advantage Rate in the manner set forth herein.

“LIBOR Advantage Rate” means, relative to any LA Interest Period, the offered rate for delivery in two (2) London Banking Days of deposits of U.S. Dollars for a term coextensive with the LA Interest Period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day on which such LA Interest Period commences.  If the first day of any LA Interest Period is not a day which is both a (i) Business Day, and (ii) a London Banking Day, the LIBOR Advantage Rate shall be determined by reference to the next preceding day which is both a Business Day and a London Banking Day.  If for any reason the LIBOR Advantage Rate is unavailable and/or the Bank is unable to determine the LIBOR Advantage Rate for any LA Interest Period, the Bank may, at its discretion, either: (a) select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York with comparable maturities or (b) accrue interest at a rate equal to the Prime Rate as of the first day of any LA Interest Period for which the LIBOR Advantage Rate is unavailable or cannot be determined.

“LIBOR Breakage Fee” shall that as set forth in Section 2.07(a) hereof.

“LIBOR Interest Period” shall mean, initially, the period beginning on (and including) the date on which such LIBOR Rate Loan is made or continued as, or converted into, a LIBOR Rate Loan pursuant to Section 2.01 (d) or Section 2.02 and ending on (but excluding) the day which numerically corresponds to such date one (1) month thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as the Borrower may select in its notice pursuant to Section 2.01 (d) or Section 2.02; and (ii) thereafter, each period commencing on the last day of the next preceding LIBOR Interest Period applicable to such LIBOR Rate Loan and ending one (1) month thereafter, in each case as selected by the Borrower by irrevocable notice to the Bank pursuant to Section 2.01(d) or Section 2.02; provided, however, that:

(a)           at no time may there be more than four (4) LIBOR Interest Periods in effect with respect to Loans that are LIBOR Rate Loans;

(b)           LIBOR Interest Periods for LIBOR Rate Loans in connection with which the Borrower has or may incur Hedging Obligations with the Bank shall be of the same duration as the relevant period set under the applicable Hedging Contract;

(c)           if such LIBOR Interest Period would otherwise end on a day which is not a Business Day, such LIBOR Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such LIBOR Interest Period shall end on the first preceding Business Day; and

(d)           no LIBOR Interest Period may end later than the termination of this Agreement.

“LIBOR Rate Applicable Rate” shall mean that as set forth in Section 2.02(a) hereof.

“LIBOR Rate Loan” shall mean the Loan for the period(s) when the rate of interest applicable to the Loan is calculated by reference to the LIBOR Rate in the manner set forth herein.

“LIBOR Rate Margin” shall mean three and one-half of one percent (3.50%) per annum.

“LIBOR Rate” shall mean, relative to any LIBOR Interest Period for a LIBOR Rate Loan, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the LIBOR Rate Loan for a one (1) month period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two (2) London Banking Days prior to the beginning of such LIBOR Interest Period.  If the Bank cannot determine such offered rate by the British Bankers’ Association, the Bank may, in its discretion, select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York for deposits in comparable amounts and maturities.

“LIBOR Reserve Percentage” shall mean, relative to any day of any LIBOR Interest Period, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such LIBOR Interest Period.

“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security for Indebtedness.

“Loan” or “Loans” shall mean, singularly or collectively, as the context may require, the Term Loan and any other credit extended to the Borrower by the Bank in accordance with Article II hereof.

“Loan Account” shall mean that as set forth in Section 2.13 hereof.

“Loan Document” or “Loan Documents” shall mean, singularly or collectively as the context may require, (i) this Agreement, (ii) the Notes, (iii) the Notice of Waiver of Rights, (iv) the Security Agreement, (v) the UCC financing statements filed in accordance with the Security Agreement and any and all other documents, instruments, certificates and agreements executed and delivered in connection with this Agreement, as any of them may be amended, modified, extended or supplemented from time to time.

“London Banking Day” shall mean a day on which dealings in U.S. dollar deposits are transacted in the London interbank market.

“Material Adverse Change” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Closing Date.

“Material Subsidiary” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Closing Date.

“Maximum Rate” shall mean that as set forth in Section 2.02(c) hereof.

“Multiemployer Plan” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Closing Date.

“Note” or “Notes” shall mean, singularly or collectively, as the context may require, the Term Note and any other note or notes of the Borrower executed and delivered pursuant to this Agreement, together with all extensions, renewals, refinancings or refundings in whole or in part, as amended, modified or supplemented from time to time.

“Notice of Waiver of Rights” shall mean the Notice of Waiver of Rights Regarding Warrants of Attorney, Execution Rights and Waiver of Rights to Prior Notice and Judicial Hearing, dated of even date herewith, made by the Borrower to the Bank, as amended, modified or supplemented from time to time.

“Notices” shall mean that as set forth in 8.04 hereof.

“Office” shall mean the Bank’s designated office located at 525 William Perm Place, Pittsburgh, Pennsylvania 15219-1729 or such other office of the Bank as the Bank may designate in writing from time to time.

“Official Body” shall mean any government or political subdivision or any agency, authority, bureau, central bank, board, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Operating Lease” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Closing Date.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Title IV of ERISA.

“Permitted Acquisition” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Closing Date.

“Permitted Businesses” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Closing Date.

“Permitted Joint Venture” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Closing Date.

“Permitted Liens” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Closing Date; provided that with respect to any item of Collateral, Permitted Liens shall not include Liens in favor of the Agent under the Existing Credit Agreement.

“Person” shall mean an individual, corporation, limited liability company, partnership, joint venture, trust, or unincorporated organization or government or agency or political subdivision thereof.

“Plan” shall mean any deferred compensation program, including both single and multi-employer plans, subject to Title IV of ERISA and established and maintained for employees, officers or directors of the Borrower or any of its Subsidiaries or any ERISA Affiliate.

“Potential Default” shall mean any event or condition which with notice, passage of time or determination by the Bank, or any combination of the foregoing, would constitute an Event of Default.

“Pre-Qualification Line” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Closing Date.

“Prime Rate Loan” shall mean any Loan for the period(s) when the rate of interest applicable to such Loan is calculated by reference to the Prime Rate.

“Prime Rate” shall mean a rate per annum equal to the rate of interest announced by the Bank in Pittsburgh, Pennsylvania, from time to time as its “Prime Rate”.  The Borrower acknowledges that the Bank may make loans to its customers above, at or below the Prime Rate.

“Prime Rate Applicable Rate” shall mean that as set forth in Section 2.02(a) hereof.

“Prime Rate Margin” shall mean three and one-half of one percent (3.50%) per annum.

“Product Group” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Closing Date.

“Prohibited Transaction” shall mean any transaction which is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

“Property” or “Properties” shall mean, singularly or collectively as the context may require, all real property both owned and leased of the Borrower.

“Purchase Money Security Interest” shall mean Liens upon tangible personal property securing Indebtedness to the Borrower or deferred payments by the Borrower for the purchase of such tangible personal property.

“Regulated Substances” shall mean, without limitation, any and all chemicals, pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety or the environment, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any Environmental Law (including, without limitation, petroleum products, asbestos, urea formaldehyde foam insulation, lead based paint and polychlorinated biphenyls and substances defined as Hazardous Substances under CERCLA).

“Release” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Closing Date.

“Release Letters” shall mean, collectively, that certain: (i) Release Letter, made by the Agent for the benefit of the Borrower with respect to the Collateral in connection with the Existing First Lien Credit Agreement; and (ii) Release Letter, made by the Agent for the benefit of the Borrower with respect to the Collateral in connection with the Existing Second Lien Credit Agreement, as each exists on the Closing Date.

“Remedial Action” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Closing Date.

“Reportable Event” shall mean any of the events set forth in Section 4043 (b) of ERISA or the regulations thereunder, except any such event as to which the provision for thirty (30) days notice to the PBGC is waived under applicable regulations.

“Required Deductions” shall mean as set forth in Section 2.05 hereof.

“Security Agreement” shall mean the Security Agreement, dated of even date herewith, by and between the Borrower and the Bank, as amended, modified or supplemented from time to time.

“Solvent” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Closing Date.

“Stabler Indebtedness” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Closing Date.

“Subsidiary” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Closing Date.

“Surety Lien” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Closing Date.

“Synthetic Lease” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Closing Date.

“Term Loan” shall mean that as set forth in Section 2.01(a) hereof.

“Term Note” shall mean, singularly or collectively, as the context may require, the Term Note of the Borrower, executed and delivered pursuant to Section 2.01(c) of this Agreement, together with all extensions, renewals, refinancings or refundings, in whole or in part, as such Term Note may be amended, modified or supplemented from time to time.

“Termination” shall mean that as set forth in the introductory paragraph to Section 1.01 hereof.

“Termination Event” shall mean (i) a Reportable Event, (ii) the termination of a single employer Plan or the treatment of a single employer Plan amendment as the termination of such Plan under Section 4041 of ERISA, or the filing of a notice of intent to terminate a single employer Plan, or (iii) the institution of proceedings to terminate a single employer Plan by the PBGC under Section 4042 of ERISA, or (iv) the appointment of a trustee to administer any single employer Plan.

“UCC” shall mean the Uniform Commercial Code or other similar Law as in effect on the date of this Agreement and as amended from time to time, of the Official Body having jurisdiction with respect to all or any portion of the collateral granted or assigned to the Bank from time to time under or in connection with this Agreement.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been or shall hereafter be renewed, extended, amended or replaced.

“Withdrawal Liability” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Closing Date.

1.02.        Construction and Interpretation.

(a)           Construction.  Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural, the part the whole and “or” has the inclusive meaning represented by the phrase “and/or”.  References in this Agreement to “judgments” of the Bank include good faith estimates by the Bank (in the case of quantitative judgments) and good faith beliefs by the Bank (in the case of qualitative judgments).  The definition of any document or instrument includes all schedules, attachments and exhibits thereto and all renewals, extensions, supplements, restatements and amendments thereof. “Hereunder”, “herein”, “hereto”, “hereof, “this Agreement” and words of similar import refer to this entire document; “including” is used by way of illustration and not by way of limitation unless the context clearly indicates to the contrary; and any action required to be taken by the Borrower is to be taken promptly, unless the context clearly indicates to the contrary.

(b)           Bank’s Discretion and Consent.  Whenever the Bank is granted the right herein to act in its sole discretion or to grant or withhold consent, such right shall be exercised in good faith.

(c)           Accounting Principles.  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principals of consolidation, where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 5.15 (and all defined terms used in the definition of any accounting terms used in Section 5.15) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the annual Consolidated financial statements of the Borrower and its Subsidiaries referred to in Section 3.09.  In the event of any change after the date hereof in GAAP, and if such change would result in the inability to determine compliance with the financial covenants set forth in Section 5.15 based upon the Borrower’s regularly prepared financial statements by reason of the preceding sentence, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would not affect the substance thereof, but would allow compliance therewith to be determined in accordance with the Borrower’s financial statements at that time.

ARTICLE II

THE CREDIT FACILITIES

2.01.        Term Loan.

(a)           Term Loan.  Subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement, the Notes and the other Loan Documents, the Bank agrees to make a term loan (the “Term Loan”) to the Borrower on the Closing Date in the original principal amount of Eight Million Four Hundred Fifty Thousand Seven Hundred Fifty-Two and 48/100 Dollars ($8,450,752.48).

(b)           Nature of the Loan.  Upon repayment of any amount of principal or interest on the Term Loan by the Borrower, the Borrower may not reborrow hereunder.

(c)           Term Note.  The obligation of the Borrower to repay the unpaid principal amount of the Term Loan made to the Borrower by the Bank and to pay interest on the unpaid principal amount thereof shall be evidenced by the Term Note of the Borrower, dated the Closing Date, in substantially the form attached as Exhibit “A” to this Agreement, with the blanks appropriately filled.  The executed Term Note shall be delivered by the Borrower to the Bank on the Closing Date.

(d)           Making The Term Loan and The Term Loan Rate Options.

(i)            On or before 10:00 a.m. (Pittsburgh, Pennsylvania time) on not less than the third (3rd) nor more than the fifth (5th) Business Day prior to the Closing Date, an Authorized Representative of the Borrower shall advise the Bank of the portion of the Term Loan, if any, which shall be made as a Libor Rate Loan(s) and the Interest Period(s) with respect thereto; provided, however, that such Libor Rate Loan(s) shall only be made in such amount(s) greater than or equal to One Hundred Thousand and 00/100 Dollars ($100,000.00) and, provided further, that any amounts in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) may only be in increments of One Hundred Thousand and 00/100 Dollars ($100,000.00).  After the Closing Date, the Borrower may, subject to the terms and conditions of this Agreement, convert all or a portion of the Term Loan which is a Libor Rate Loan(s) into either a Prime Rate Loan or a Libor Advantage Rate Loan as set forth in Section 2.02(d)(ii).  Any portion of the Term Loan that is converted from either a Prime Rate Loan or a Libor Advantage Rate Loan into a Libor Rate Loan shall be converted, and shall begin to accrue interest with reference to the Libor Rate, on such Business Day, in such amount (greater than or equal to One Hundred

Thousand and 00/100 Dollars ($100,000.00) provided, however, that any amount in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) may only be in increments of One Hundred Thousand and 00/100 Dollars ($100,000.00)), and with such an Interest Period as an Authorized Representative of the Borrower shall request by written notice received by the Bank no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on not less than the third (3rd) nor more than the fifth (5th) Business Day prior to the requested date of conversion into such Libor Rate Loan.  In addition, in the event that the Borrower desires to renew the portion of the Term Loan that is a Libor Rate Loan for an additional Interest Period, an Authorized Representative of the Borrower shall provide the Bank with written notice thereof on or before 10:00 a.m. (Pittsburgh, Pennsylvania time) on not less than the third (3(1) ) nor more than the fifth (5th) Business Day prior to the expiration of the applicable Interest Period.  In the event that the Borrower fails to provide the Bank with the required written notice prior to 10:00 a.m. (Pittsburgh, Pennsylvania time) on not less than the third (3 rd) nor more than the fifth (5th) Business Day prior to the expiration of the applicable Interest Period for a Libor Rate Loan, the Borrower shall be deemed to have given notice that such portion of the Term Loan shall be converted into a Libor Advantage Rate Loan on the last day of the applicable Interest Period.  Each written notice of any Libor Rate Loan shall be irrevocable and binding on the Borrower and the Borrower shall indemnify the Bank against any loss or expense incurred by the Bank as a result of any failure by the Borrower to consummate such transaction.

(ii)           On the Closing Date and until conversion, if any, pursuant to the terms and conditions of this Agreement, the portion of the Term Loan that is not a Libor Rate Loan shall be either a Prime Rate Loan or a Libor Advantage Rate Loan, as an Authorized Representative of the Borrower shall request by written notice received by the Bank no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the Business Day prior to the Closing Date.  After the Closing Date, the Borrower shall have the option, subject to the terms and conditions of this Agreement, to (i) convert a portion of the Term Loan that is either a Prime Rate Loan or a Libor Advantage Rate Loan into a Libor Rate Loan as set forth in Section 2.02(d)(i), (ii) convert a portion of the Term Loan that is a Prime Rate Loan into a Libor Advantage Rate Loan as set forth in this Section 2.02(d)(ii) or (iii) convert a portion of the Term Loan that is a Libor Advantage Rate Loan into a Prime Rate Loan as set forth in this Section 2.02(d)(ii).  Any portion of the Term Loan that is converted from (i) a Libor Rate Loan into a Prime Rate Loan, (ii) a Libor Rate Loan into a Libor Advantage Rate Loan, (iii) a Prime Rate Loan into a Libor Advantage Rate Loan or (iv) a Libor Advantage Rate Loan into a Prime Rate Loan, shall be converted, and shall begin to accrue interest with reference to the Prime Rate or the Libor Advantage Rate, as applicable, on such Business Day and in such amount as an Authorized Representative of the Borrower shall request by written notice received by the Bank no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the Business Day of the requested conversion of such portion of the Term Loan into a Prime Rate Loan or Libor Advantage Rate Loan, as applicable.

(e)           Payments of Principal and Maturity.  Commencing on November 1, 2009 and continuing on the first (1st) day of each successive month thereafter, through and including the Expiration Date, the Borrower shall make equal consecutive monthly payments of principal, each in an amount equal to Two Hundred Thirty-Three Thousand Nine Hundred Nine and 79/100 Dollars ($233,909.79).  All remaining unpaid principal, accrued interest and all other sums and costs incurred by the Bank pursuant to this Agreement with respect to the Term Loan shall be immediately due and payable on the Expiration Date without notice, presentment or demand of any kind without notice, presentment or demand of any kind.

2.02.        Interest Rates.

(a)           Interest on the Loans.  Subject to the terms and conditions of this Agreement, the aggregate outstanding principal amount of the Loans, as applicable, when classified as: (i) LIBOR Rate Loans, shall accrue during each LIBOR Interest Period at a rate per annum equal to the sum of the Adjusted LIBOR Rate for such LIBOR Interest Period plus the LIBOR Rate Margin (the “LIBOR Rate Applicable Rate”); (ii) LIBOR Advantage Loans, shall accrue during each LA Interest Period at a rate per annum equal to the sum of the LIBOR Advantage Rate for such LA Interest Period plus the LA Margin (the “LIBOR Advantage Applicable Rate”); or (iii) Prime Rate Loans, shall accrue at a rate per annum equal to the Prime Rate plus the Prime Rate Margin (the “Prime Rate Applicable Rate”).

(b)           Calculation of Interest and Fees; Adjustment to Prime Rate.  Interest on Loans, unpaid fees and other sums payable hereunder shall be computed on the basis of a year of three hundred sixty (360) days and paid for the actual number of days elapsed.  In the event of any change in the Prime Rate, the rate of interest applicable to each Prime Rate Loan shall be adjusted to immediately correspond with such change; except any interest rate charged hereunder shall not exceed the Maximum Rate.

(c)           Interest After Maturity or Default; Interest Laws.  Upon the occurrence and during the continuance of an Event of Default and after the expiration of the applicable cure period with respect thereto, if any, (i) the unpaid principal amount of the Loans or any portion thereof, accrued interest thereon, any fees or any other sums payable hereunder shall thereafter until paid in full bear interest at a rate per annum equal to four percent (4.00%) in excess of the Applicable Rate then in effect; (ii) each Loan that is a LIBOR Rate Loan or LIBOR Advantage Loan shall automatically convert into a Prime Rate Loan at the end of the applicable LIBOR Interest Period or LA Interest Period, as the case may be; and (iii) except as set forth in clauses (ii) and (iii) above, no Loans may be made as, continued as, or converted into a LIBOR Rate Loan or a LIBOR Advantage Loan.  Notwithstanding any provisions to the contrary contained in this Agreement or any other Loan Document, the Borrower shall not be required to pay, and the Bank shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable Law (“Excess Interest”).  If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document, then, in such event: (a) the provisions of this Section 2.02 shall govern and control; (b) the Borrower shall not be obligated to pay any Excess Interest; (c) any Excess Interest that the Bank may have received hereunder shall be, at the Bank’s option, (i) applied as a credit against the outstanding principal balance of the Debt or accrued and unpaid interest (not to exceed the maximum amount permitted by Law), (ii) refunded to the payor thereof, or (iii) any combination of the foregoing; (d) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable Law (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (e) the Borrower shall have no action against the Bank for any damages arising out of the payment or collection of any Excess Interest.  Notwithstanding the foregoing, if for any period of time interest on any of the Debt is calculated at the Maximum Rate rather than the Applicable Rate under this Agreement, and thereafter such Applicable Rate becomes less than the Maximum Rate, the rate of interest payable on the Debt shall remain at the Maximum Rate until the Bank shall have received the amount of interest which the Bank would have received during such period on the Debt had the rate of interest not been limited to the Maximum Rate during such period.

2.03.        Interest Payments.

The Borrower shall pay to the Bank interest on the aggregate outstanding balance of the Loans that are Prime Rate Loans in arrears on the first (1st) day of November, 2009 and on the first (1st) day of each successive calendar month thereafter through and including the Expiration Date.  The Borrower shall pay to the Bank interest on the aggregate unpaid principal balance of the Loans that are Libor Advantage Rate Loans in arrears on the Libor Advantage Interest Payment Date for each such Libor Advantage Rate Loan.  The Borrower shall pay to the Bank interest on the aggregate unpaid principal balance of the Loans that are Libor Rate Loans on the Interest Payment Date for each such Libor Rate Loan.

2.04.        Fees.

The Borrower shall pay to the Bank a non-refundable origination fee with respect to the Loans on the Closing Date in the amount of Two Thousand and 00/100 Dollars ($2,000.00).  Such origination fee shall have been fully earned by the Bank by its commitment to make the Term Loan and shall not be subject to reduction or refund for any reason whatsoever.

2.05.        Late Charge.

Upon the occurrence of an Event of Default with respect to the payment of any installment of interest or principal on the Notes which continues for more than fifteen (15) days after the said installment becomes due, in addition to making payment of the installment due and any interest thereon at the interest rates provided in Section 2.02(c) hereof, the Borrower shall pay to the Bank upon demand a late charge in an amount equal to five percent (5.0%) of any such overdue installment.

2.06.        Payments.

All payments to be made in respect of principal, interest, fees or other amounts due from the Borrower under this Agreement or under the Notes are payable by 12:00 noon (New York City time), on the day when due, without presentment, demand, protest or notice of any kind, all of which are expressly waived, and an action for the payments will accrue immediately.  All such payments must be made to the Bank at its Office in U.S. Dollars and in funds immediately available at such Office, without setoff, counterclaim or other deduction of any nature.  The Bank may in its discretion deduct such payments from the Borrower’s demand or deposit accounts with the Bank on the due date; provided, however, that Bank shall provide notice to the Borrower of any such deduction promptly after such deduction.  All such payments shall be applied at the option of the Bank to accrued and unpaid interest, outstanding principal and other sums due under this Agreement in such order as the Bank, in their sole discretion, shall elect.  All such payments shall be made absolutely net of, without deduction or offset, and altogether free and clear of any and all present and future taxes, levies, deductions, charges and withholdings and all liabilities with respect thereto, excluding income and franchise taxes imposed on the Bank under the Laws of the United States or any state or political subdivision thereof.  If the Borrower is compelled by Law to deduct any such taxes or levies (other than such excluded taxes) or to make any such other deductions, charges, or withholdings (collectively, the “Required Deductions”), the Borrower will pay to the Bank an additional amount equal to the sum of (i) the aggregate amount of all Required Deductions and (ii) the aggregate amount of United States, federal or state income taxes required to be paid by the Bank in respect of the Required Deductions.

2.07.        Optional Prepayments.

(a)           Prepayment of LIBOR Rate Loans.  LIBOR Rate Loans may be prepaid pursuant to the following terms and conditions and the terms and conditions set forth in Section 2.09, Section 2.10 and Section 2.11 hereof.  If the Borrower has or may incur Hedging Obligations in connection with the Loans, additional obligations may be associated with prepayment in accordance with the terms and conditions of the applicable Hedging Contract.  The Borrower shall give the Bank, no later than 10:00 a.m. (Pittsburgh, Pennsylvania time), at least four (4) Business Days notice of any proposed prepayment of any LIBOR Rate Loan, specifying the proposed date of payment of such LIBOR Rate Loan, and the principal amount to be paid.  Each partial prepayment of the principal amount of the applicable LIBOR Rate Loan shall be in an integral multiple of One Hundred Thousand and 00/100 Dollars ($100,000.00) and accompanied by the payment of all charges outstanding on such LIBOR Rate Loan (including the LIBOR Breakage Fee) and of all accrued interest on the principal repaid to the date of payment.  The Borrower acknowledges that prepayment or acceleration of a LIBOR Rate Loan during a LIBOR Interest Period shall result in the Bank incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities.  Therefore, all full or partial prepayments of any LIBOR Rate Loan shall be accompanied by, and the Borrower hereby promises to pay, on each date any LIBOR Rate Loan is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise, in addition to all other sums then owing, an amount (the “LIBOR Breakage Fee”) as calculated by the Bank, equal to the amount of any losses, expenses and liabilities (including without limitation any loss of margin and anticipated profits) that the Bank may sustain as a result of such default or payment.  A certificate as to the amount of the LIBOR Breakage Fee submitted by the Bank to the Borrower in good faith shall be conclusive and binding for all purposes, absent manifest error.

In addition to the LIBOR Breakage Fee, the Borrower agrees to reimburse the Bank (without duplication) for any increase in the cost to the Bank, or reduction in the amount of any sum receivable by the Bank, in respect, or as a result of any conversion or repayment or prepayment of the principal amount of the applicable LIBOR Rate Loan on a date other than the scheduled last day of such LIBOR Rate Loan’s LIBOR Interest Period, whether pursuant to this Section 2.07, Section 2.09, Section 2.10, Section 2.11 or otherwise.

The Bank shall promptly notify the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate the Bank for such increased cost or reduced amount.  Such additional amounts shall be payable by the Borrower to the Bank within five (5) days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.  The Borrower understands, agrees and acknowledges the following: (1) the Bank does not have any obligation to purchase, sell and/or match funds in connection with the use of the LIBOR Rate as a basis for calculating the rate of interest on any LIBOR Rate Loan, (2) the LIBOR Rate may be used merely as a reference in determining such rate, and (3) the Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating such rate, the LIBOR Breakage Fee, and other funding losses incurred by the Bank.  The Borrower further agrees to pay the LIBOR Breakage Fee and other funding losses, if any, whether or not the Bank elects to purchase, sell and/or match funds.

(b)           Prepayment of LIBOR Advantage Loans and Prime Rate Loans.  The Borrower shall have the right to prepay any LIBOR Advantage Loan or Prime Rate Loan, in whole or in part, on any date during the term of this Agreement; provided, however, the Borrower shall pay to the Bank all interest accrued on the amount of the principal balance of the LIBOR Advantage Loan or Prime Rate Loan to be prepaid to the date of such prepayment, and all other fees, costs and charges required to be paid by the Borrower to and for the benefit of the Bank.

Any partial prepayment shall be applied to any installments due on the applicable Term Loan in the inverse order of their respective due dates.

2.08.        Booking of LIBOR Rate Loans.

The Bank may make, carry or transfer LIBOR Rate Loans at, to or for the account of, any of its branch offices or the office of an affiliate of the Bank; provided, however, that no such action shall result in increased liability or cost to the Borrower, including any liability or cost pursuant to Section 2.09, Section 2.10 or Section 2.11 hereof.

2.09.        Increased Costs.

If, on or after the Closing Date, the adoption of any applicable Law or other rule, regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any Official Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)            shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the London interbank market any other condition affecting any Loan or its obligation to make any Loan; or

(ii)           shall impose on the Bank any other condition affecting any Loan or its obligation to make any Loan,

and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any such Loan, or to reduce the amount of any sum received or receivable by the Bank under this Agreement with respect thereto, by an amount deemed by the Bank to be material, then, within five (5) Business Days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

2.10.        Increased Capital Costs.

If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any Law or other regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Official Body affects or would affect the amount of capital required or expected to be maintained by the Bank, or Person controlling the Bank, and the Bank determines (in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of its commitments or the Loan made by the Bank is reduced to a level below that which the Bank or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Bank to the Borrower, the Borrower shall immediately pay directly to the Bank additional amounts sufficient to compensate the Bank or such controlling Person for such reduction in rate of return.  A statement of the Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.  In determining such amount, the Bank may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

2.11.        Illegality; Impracticability.

(a)           If the Bank shall determine (which determination shall, upon notice thereof to the Borrower be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any Law or other rule, regulation or guideline of any central bank or other Official Body (whether or not having the force of law) makes it unlawful, or any central bank or other Official Body asserts that it is unlawful, for the Bank to make, continue or maintain any LIBOR Rate Loan as, or to convert any Loan into, a LIBOR Rate Loan of a certain duration, the obligations of the Bank to make, continue, maintain or convert into any such LIBOR Rate Loans shall, upon such determination, forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist, and all Loans that are LIBOR Rate Loans of such type shall automatically convert into Prime Rate Loans at the end of the then current LIBOR Interest Periods with respect thereto or sooner, in each case, if required by such Law or assertion.

(b)           With respect to the Term Loan and in the event that any Borrower shall have requested a LIBOR Rate Loan in accordance with Section 2.01(d) hereof and the Bank, in its sole discretion, shall have determined that U.S. dollar deposits in the relevant amount and for the relevant LIBOR Interest Period are not available to the Bank in the London interbank market; or by reason of circumstances affecting the Bank in the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable to the relevant LIBOR Interest Period; or the LIBOR Rate no longer adequately and fairly reflects the Bank’s cost of funding loans; upon notice from the Bank to the Borrower, the obligations of the Bank under Section 2.01 (d) and with respect to the Term Loan to make or continue any Loans as, or to convert any Loans into, LIBOR Rate Loans of such duration shall forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist.

2.12.        Loss of Margin.

In the event that any Law or the interpretation or application thereof by any Official Body or the compliance with any guideline or request of any central bank or other Official Body (whether or not having the force of Law):

(a)           subjects the Bank to any tax with respect to any amounts payable under this Agreement or the other Loan Documents by the Borrower or otherwise with respect to the transactions contemplated under this Agreement or the other Loan Documents (except for taxes on the overall net income of the Bank imposed by the United States of America or any political subdivision thereof), or

(b)           imposes, modifies or deems applicable any deposit insurance, reserve, special deposit, capital maintenance or similar requirement against assets held by, or deposits in or for the account of, or Loans or advances or commitment to make Loans or advances by the Bank, or

(c)           imposes upon the Bank any other condition with respect to any Loan made under this Agreement,

(d)           and the result of any of the foregoing is to materially increase the costs of the Bank, reduce the income receivable by or return on equity of the Bank or impose any material expense upon the Bank with respect to any Loan under this Agreement, the Bank shall so notify the Borrower in writing.  The Borrower agrees to pay to the Bank the actual amount of such increase in cost, reduction in income, reduced return on equity or additional expense within thirty (30) days after presentation by the Bank of a statement concerning such increase in cost, reduction in income, reduced return on equity or additional expense.  Such statement shall set forth a brief explanation of the amount and the calculation of the amount, which statement shall be conclusively deemed correct absent manifest error.  If the amount set forth in such statement is not paid within five (5) days after such presentation of such statement, interest will be payable on the unpaid amount at the rate set forth herein from the due date until paid (before and after judgment).  Notwithstanding anything in this Section 2.07 to the contrary, the obligations of the Borrower pursuant to this Section 2.07 are subject to the following:  (a) the Bank shall not enforce these provisions solely against the Borrower or against a few of the Bank’s customers without in each case generally enforcing these or similar provisions in other contracts (provided that, anything herein to the contrary notwithstanding, the Bank shall not be required to disclose to the Borrower the identity of, or the nature of the Bank’s relationship with, any other of the Bank’s customers) and (b) any charges, costs or compensation charged to the Bank pursuant to such sections must be directly attributable to the Loans.

2.13.        Loan Account.

The Bank shall open and maintain in its books and records, including computer records, in accordance with its customary procedures, a loan account (the “Loan Account”) in the Borrower’s name in which shall be recorded the date and amount of each Loan made by the Bank and the date and amount of each payment and prepayment in respect thereof.  The Bank shall record in the Loan Account the principal amount of the Loans owing to the Bank from time to time.  Except in the case of manifest error in computation, the Loan Account will be conclusive and binding on the Borrower as to the accuracy of the information contained therein.  Failure by the Bank to make any such notation or record shall not affect the obligations of the Borrower to the Bank with respect to the Loans.

2.14.        Security.

The Loans shall be secured by the Security Agreement and all UCC-1 financing statements and other similar instruments executed and recorded with respect thereto.

2.15.        Financing Statements.

Promptly upon request by the Bank, the Borrower agrees to execute, if applicable, and deliver and file and record and refile and rerecord all financing statements, assignments, notices of security interest, certificates of title, certificates of documentation and such other documents, in such manner, at such time or times and in such place or places as may be required by Law or as may be requested by the Bank in order to cause the Liens granted under the Security Agreement or any other Loan Document to be, at all times valid, perfected and enforceable against the Borrower and all third parties.  The Borrower irrevocably appoints the Bank as its agent and attorney to execute any such instruments described above in its name or, if applicable, to file any such instruments described above without the Borrower’s signature.  The Borrower further agrees that a carbon, photographic or other reproduction of a financing statement or the Security Agreement are sufficient as a financing statement and may be filed as such.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Bank that:

3.01.        Organization and Qualification.

The Borrower is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  The Borrower is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification or licensing necessary.  Each Material Subsidiary of the Borrower is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as the case may be, and is duly qualified or licensed to do business as a foreign entity and is in good standing in all jurisdictions where the failure to so qualify could result in a Material Adverse Change.

3.02.        Authority; Power to Carry on Business; Licenses.

The Borrower has the corporate power and authority to make the borrowings provided for herein, to execute and deliver the Notes in evidence of such borrowings and to grant and convey the security interests contemplated under the Security Agreement and the other Loan Documents and all such corporate action has been duly and validly authorized by all necessary proceedings on the Borrower’s part.  The Borrower and its Subsidiaries have all requisite corporate, partnership or similar power and authority to own and operate their properties and to carry on their businesses as now conducted and as proposed to be conducted.  The Borrower and its Subsidiaries have all material licenses, permits and authorizations, governmental or otherwise, and all rights, priorities and privileges necessary for the conduct of their respective businesses.

3.03.        Execution and Binding Effect.

The Loan Documents, when executed and delivered by Borrower, constitute or will constitute the authorized, valid and legally binding obligations of Borrower enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.04.        Absence of Conflicts.

The execution and delivery of the Loan Documents, the consummation of the transactions contemplated by the Loan Documents and compliance with the terms and provisions of the Loan Documents, will not:

(a)           require any consent or approval, governmental or otherwise, not already obtained,

(b)           violate any Law or judgment respecting the Borrower or any of its Subsidiaries,

(c)           conflict with, result in a breach of, or constitute a default under, the organizational documents of the Borrower or any of its Subsidiaries, or result in a material breach of, or constitute a material default under, any material indenture, agreement, license or other instrument to which the Borrower or any of its Subsidiaries is a party or by which any of them or their respective properties may be bound, or

(d)           result in, or require the creation or imposition of, any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any of its Subsidiaries (other than the Liens created by the Security Agreement, the other Loan Documents or as created under the Existing Credit Agreement).

3.05.        Authorizations and Filings.

Assuming the due recording of one or more UCC-1 financing statement with respect to the Collateral delivered in connection herewith, no consent, approval or authorization of any Person, or recording, filing, registration, notice or other similar action with or to any Official Body, is required in order to insure the legality, validity, binding effect or enforceability of any of the Loan Documents.

3.06.        Borrower and its Subsidiaries.

As of the Closing Date, the Borrower does not have any Subsidiaries and does not operate all or any portion of its business through any other Persons, other than as disclosed on Schedule 3.06 to this Agreement.  Such Schedule 3.06 also correctly lists as to the Borrower and each of its Subsidiaries on the date of this Agreement:

(i)            its name,

(ii)           the jurisdiction of its incorporation or formation and the organizational number issued by such jurisdiction, if any.

3.07.        Business.

The Borrower and its Subsidiaries are engaged only in Permitted Businesses.

3.08.        Title to Property.

The Borrower has good and marketable title in fee simple to all real property purported to be owned by it and good and marketable title to all other property purported to be owned by it, including that reflected in the most recent financial information referred to in Section 3.09 hereof (except as sold or otherwise disposed of in the ordinary course of business or as permitted by Section 6.05), subject only to Permitted Liens.

3.09.        Financial Information.

The financial information provided by the Borrower to the Bank as of the Closing Date is accurate and complete and has been prepared in accordance with GAAP consistently applied and present fairly in all material respects the financial position of the Borrower and its Subsidiaries as of the date specified and the results of operations and statements of cash flow for the period specified subject, in the case of quarterly financial statements and monthly financial statements delivered, to usual year-end adjustments and the absence of footnotes.

3.10.        Taxes.

All material tax returns required by Law to be filed (including extensions) by the Borrower and its Subsidiaries have been properly prepared, executed and filed.  All taxes, assessments, fees and other governmental charges upon the Borrower and its Subsidiaries or upon any of their properties, income, sales or franchises that are required to be paid have been paid, other than those presently payable without penalty or interest and other than any charge or claim being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which any reserve or other appropriate provision, if any, as shall be required by GAAP has been made therefore and, if the filing of a bond or other indemnity is necessary to avoid the creation of a Lien against any of the assets of the Borrower or any of its Subsidiaries, such bond has been filed or indemnity posted.

3.11.        Contracts.

Neither the Borrower nor any Subsidiary of the Borrower is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any Material Contract.

3.12.        Litigation.

Except as described in Schedule 3.12 to this Agreement, there is no pending, contemplated or, to the Borrower’s knowledge, threatened action, suit or proceeding by or before any Official Body against or affecting the Borrower or its Subsidiaries not fully covered by insurance which could reasonably be expected to result in a Material Adverse Change.

3.13.        Laws.

Neither the Borrower nor any Subsidiary of the Borrower is in violation of any Law which could reasonably be expected to cause a Material Adverse Change.

3.14.        ERISA.

(a)           Except as described in Schedule 3.14 to this Agreement, none of the Borrower, any of its Subsidiaries nor any ERISA Affiliate maintains or contributes to any Plan which is an “Employee Pension Benefit Plan” as defined in Section 3(2) of ERISA or other similar employee benefit plan, except as disclosed on Schedule 3.14 attached hereto.  The Borrower has furnished to the Bank a copy of the most recent actuarial report for each Plan that is a defined benefit plan as defined in Section 3(35) of ERISA, that is subject to the minimum funding standards of Part 3 of Subtitle B of Title I of ERISA and a copy of the most recent audited financial statement for each Plan that is a funded employee welfare benefit plan, and each such report or statement is accurate in all material respects.  Except as disclosed on Schedule 3.14 attached hereto, none of the Borrower, any of its Subsidiaries nor any ERISA Affiliate contributes, or has ever been obligated to contribute, to a Multiemployer Plan

(b)           Except as specifically set forth on Schedule 3.14: (i) no Plan has engaged in any transaction in connection with which the Borrower, its Subsidiaries or their respective ERISA Affiliates could be subject to either a material civil penalty assessed pursuant to Section 502(i) of ERISA or a material tax penalty imposed pursuant to Section 4975 of the Code; (b) no Plan has been terminated under conditions which resulted or could result in any liability to the PBGC; (c) no liability to the PBGC has been or is expected by the Borrower to be incurred with respect to any Plan maintained by the Borrower or any of its Subsidiaries or ERISA Affiliates except for required premium payments to the PBGC; (d) there has been (i) no Reportable Event with respect to any Employee Pension Plan (except to the extent that the PBGC has waived such reporting requirement with respect to any such event), and (ii) no event or condition which presents a material risk of termination of any Plan by the PBGC, in either case involving conditions which could result in any liability to the PBGC or (e) there is no material unfunded benefit liability in respect of any Plan.

3.15.        Patents, Licenses, Franchises.

The Borrower and its Subsidiaries own or possess the legal right to use all of the material patents, trademarks, service marks, trade names, copyrights, licenses, franchises and permits and rights with respect to the foregoing necessary for the conduct of their respective businesses as presently conducted or as presently proposed to be conducted, without any known material conflict with the rights of any other Person.

3.16.        Environmental Matters.

Except as set forth in Schedule 3.16 attached hereto and made a part hereof:

(a)           None of the real property currently or previously owned or occupied by the Borrower or any of its Subsidiaries or their assets has ever been used by previous owners or operators, or has ever been used by the Borrower or any of its Subsidiaries, to treat, produce, store, handle, transfer, process, transport, dispose or otherwise Release any Regulated Substances in violation of any Environmental Law, except where such violations, singly or in the aggregate, could not reasonably be expected to result in an Environmental Material Adverse Change, or so as to create a risk of harm to public or occupant health or safety, or to the environment, that could reasonably be expected to result in an Environmental Material Adverse Change;

(b)           Neither the Borrower nor any of its Subsidiaries has been notified of, or has actual knowledge with regard to, a Release on, about or into any real property now or previously owned or occupied by the Borrower or any of its Subsidiaries or their assets except where such Release could not reasonably be expected to result in an Environmental Material Adverse Change;

(c)           There is no condition that exists on the real property owned or occupied by the Borrower or any of its Subsidiaries that requires Remedial Action or such as may create a risk of harm to public or occupant health or safety, or to the environment, that could reasonably be expected to result in an Environmental Material Adverse Change;

(d)           There are no “friable” (as that term is defined in regulations under the Federal Clean Air Act) asbestos or asbestos-containing materials which have not been encapsulated in accordance with Environmental Law, including accepted guidelines promulgated by the United States Environmental Protection Agency, existing in any real property owned or occupied by the Borrower or any of its Subsidiaries and all of the real property owned or occupied by the Borrower or any of its Subsidiaries have been evaluated for, and are in compliance with Environmental Law, including the OSHA asbestos requirements, except where the foregoing could not reasonably be expected to result in an Environmental Material Adverse Change; and

(e)           No equipment containing polychlorinated biphenyls, including electrical transformers, is located on any real property owned or occupied by the Borrower or any of its

Subsidiaries in levels that exceed those permitted by any and all Official Bodies with jurisdiction over such premises and which are not properly labeled in accordance with Environmental Law except where the foregoing could not reasonably be expected to result in an Environmental Material Adverse Change.

3.17.        Use of Proceeds.

The Borrower shall use the proceeds of the Loans to finance the acquisition of various equipment.

3.18.        Margin Stock.

The Borrower will not borrow under this Agreement for the purpose of buying or carrying any “margin stock”, as such term is used in Regulation U and related regulations of the Board of Governors of the Federal Reserve System, as amended from time to time.  The Borrower does not own any “margin stock”.  The Borrower is not engaged in the business of extending credit to others for such purpose, and no part of the proceeds of any borrowing under this Agreement will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock”.

3.19.        No Event of Default.

No event has occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default.

3.20.        No Material Adverse Change.

Since the date of the most recent financial statements referred to in Section 3.09 hereof, there has been no Material Adverse Change.

3.21.        Security Interest.

The security interests in the personal property collateral granted to the Bank pursuant to the Security Agreement (collectively, the “Collateral”) (i) constitute and will continue to constitute a perfected first lien security interest under the UCC (or other applicable Law) entitled to all of the rights, benefits and priorities provided by the UCC and (ii) are and will continue to be superior and prior to the rights of all third parties existing on the date of this Agreement or arising after the date of this Agreement whether by Lien or otherwise, to the full extent provided by Law.  All such action as is necessary or advisable to establish such rights of the Bank has been taken or will be taken at or prior to the time required for such purpose and there will be upon execution and delivery of the Loan Documents no necessity of any further action in order to preserve, protect and continue such rights except the filing of continuation statements within six (6) months prior to each five (5) year anniversary of the filing of UCC-1 financing statements and continued possession or control by the Bank of the Collateral delivered to it.  All filing fees and other expenses in connection with each such action shall be paid by the Borrower and the Bank shall be reimbursed by the Borrower for any such fees and expenses incurred by the Bank.

3.22.        Labor Controversies.

There are no labor controversies pending or, to the best knowledge of the Borrower, threatened, against the Borrower or any Subsidiary of the Borrower which, if adversely determined, would cause a Material Adverse Change.

3.23.        Solvency.

The proceeds of the Loans, together with the proceeds of other Indebtedness permitted hereunder, and the cash flow from operations of the Borrower and its Subsidiaries will be sufficient to enable the Borrower and its Subsidiaries to operate their respective businesses as presently conducted or as presently proposed to be conducted.  The Borrower and each of its Subsidiaries is Solvent and will be Solvent after giving effect to the transactions contemplated by this Agreement.

3.24.        Governmental Regulation.

Neither the Borrower nor any of its Subsidiaries is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

3.25.        Accurate and Complete Disclosure; Representations and Warranties Survive.

Neither this Agreement nor any other document, certificate or instrument delivered to the Agent or the Lenders by or on behalf of the Borrower or any of its Subsidiaries in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in this Agreement and in such other documents, certificates or instruments not misleading in light of the circumstances under which such statements were made..  The representations and warranties set forth herein are to survive the delivery of the Loan Documents and the making of the Loans hereunder.

3.26.        Anti-Terrorism Laws.

(a)           Neither the Borrower nor any of its Subsidiaries nor, to the Borrower’s knowledge, any of their Affiliates or any Person acting on their behalf in connection with this Agreement has engaged directly or indirectly in any transaction that evades or avoids, or has the purpose of evading or avoiding, or violates the requirements or prohibitions set forth in any Anti- Terrorism Laws.

(b)           Neither the Borrower nor any of its Subsidiaries nor, to the Borrower’s knowledge, any of their Affiliates is any of the following (each, a “Blocked Person”):

(i)            a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii)           a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii)          a Person with which the Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)          a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v)           a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi)          a Person who is affiliated or associated with a Person listed above.

(c)           Neither the Borrower nor any Affiliate of the Borrower (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

ARTICLE IV

CONDITIONS OF LENDING

The obligation of the Bank to make any Loan is subject to the satisfaction of the following conditions:

4.01.        Representations and Warranties; Events of Default and Potential Defaults.

The representations and warranties contained in Article III shall be true and correct on and as of the Closing Date.  On the Closing Date, no Event of Default and no Potential Default shall have occurred and be continuing or exist or shall occur or exist after giving effect to the Loan to be made on the Closing Date.

4.02.        Loan Documents.

On the Closing Date, the Loan Documents, satisfactory in terms, form and substance to the Bank, shall have been executed and delivered to the Bank and shall be in effect.

4.03.        UCC Financing Statements.

On or before the Closing Date, each UCC-1 financing statement (or other similar required filings) to be filed pursuant to the Security Agreement shall be prepared for filing thereof.

4.04.        Other Documents and Conditions.

On or before the Closing Date, the following documents and conditions shall have been delivered to the Bank or satisfied by or on behalf of the Borrower:

(a)           Certified Copies of Organizational Documents.  A copy of the articles of incorporation of the Borrower certified by the Secretary of the Borrower.

(b)           Good Standing Certificates.  Good Standing Certificates of the Borrower from the Secretary of State of the State of Delaware and the Secretary of State of each jurisdiction in which the Borrower is qualified to do business as a foreign corporation.

(c)           Proceedings and Incumbency.  A certificate in form and substance satisfactory to the Bank, dated the Closing Date and signed on behalf of the Borrower by the Secretary of the Borrower, certifying as to (i) true copies of the articles of incorporation and bylaws of the Borrower, (ii) the resolutions of the board of directors of the Borrower authorizing the execution and delivery of this Agreement and the other Loan Documents, (iii) the names, true signatures and incumbency of the officers of the Borrower authorized to execute and deliver the Loan Documents, and (iv) the exact legal name of the Borrower.  The Bank may conclusively rely on such certification unless and until a later certificate revising the prior certificate has been furnished to the Bank.

(d)           Financial Statements.  Financial statements in form and substance satisfactory to the Bank, as described in Section 3.09 of this Agreement.

(e)           Insurance.  Evidence, in form and substance satisfactory to the Bank or as otherwise required pursuant to the terms and provisions of the Existing Credit Agreement as it exists on the Closing Date, that the business and all assets of the Borrower (including the Collateral) are adequately insured and that the Bank has been named as additional insured and lender’s loss payee, as its interests may appear, entitled to thirty (30) days prior written notice of cancellation or modification, on all such policies of insurance covering the Collateral.

(f)            [Reserved].

(g)           No Material Adverse Change.  No Material Adverse Change shall have occurred since the date of the most recent financial statements delivered to the Bank.

(h)           Other Documents and Conditions.  Such other documents and conditions as may be required to be submitted to the Bank by the terms of this Agreement or of any Loan Document or set forth on the Closing Checklist with respect to the transactions contemplated by this Agreement.

4.05.        Details, Proceedings and Documents.

All legal details and proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory to the Bank and the Bank shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Bank, as the Bank may request from time to time.

4.06.        Fees and Expenses.

The Borrower shall have paid all fees and charges as required for the Closing and relating to the Closing, including legal fees, appraisal fees, closing costs, filing and notary fees and any other similar matters pertinent to the Closing.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants to the Bank as follows:

5.01.        Reporting and Information Requirements.

(a)           Annual Audited Reports.  As soon as practicable and in any event within ninety (90) days after the close of each fiscal year of the Borrower, the Borrower shall deliver to the Bank, an audited Consolidated and Consolidating balance sheet, statement of income and changes in retained earnings, and statement of cash flows of the Borrower and its Subsidiaries, as well as management-prepared financial statements broken down by location and Product Group, as at the end of and for the fiscal year just closed in reasonable detail and certified, in the case of the Consolidated statements, (without any qualification, modification or exception) by KPMG LLP or other nationally-recognized independent certified public accountants selected by the Borrower and satisfactory to the Bank and by the Chief Executive Officer or Chief Financial Officer in the case of the other financial statements.

(b)           Quarterly Financial Reports.  As soon as practicable and in any event within forty- five (45) days after the close of each of the first three quarters of each fiscal year of the Borrower, the Borrower shall deliver to the Bank a management-prepared balance sheet, statement of income and changes in retained earnings, and statement of cash flows of the Borrower and its Subsidiaries on a Consolidated and Consolidating basis and broken down by location and Product Group as at the end of and for (a) the period commencing at the end of the previous fiscal year and ending with the end of such quarter and (b) the period commencing at the end of the previous fiscal quarter and ending with the end of such currently reported quarter, setting forth in comparative form the corresponding figures for the appropriate periods of the preceding fiscal year, certified by the Chief Executive Officer or Chief Financial Officer of the Borrower as (i) having been prepared in accordance with GAAP (with any changes in accounting policies discussed in reasonable detail) and (ii) presenting fairly the financial position and results of operations of the Borrower and its Subsidiaries as at the date and for the period specified (subject to normal recurring year-end audit adjustments), it being understood that footnotes may be omitted.  Together with the financial statements delivered pursuant to this Subsection 5.01 (b), the Borrower shall deliver a side-by-side comparison of quarterly results with quarterly budgets, including a narrative by the Chief Executive Officer or Chief Financial Officer of the Borrower explaining variances to budget and variances to the prior year period.

(c)           Monthly Financial Reports.  As soon as practicable and in any event within forty-five (45) days of the close of each Accounting Month, the Borrower shall deliver to the Agent management-prepared balance sheet, statement of income and statement of cash flows of the Borrower and its Subsidiaries on a Consolidated basis at the end of and for (a) the period commencing at the end of the previous fiscal year and ending with the end of such Accounting Month and (b) the period commencing at the end of the preceding Accounting Month and ending with the end of the Accounting Month then ending, setting forth in comparative form the corresponding figures for the appropriate periods of the preceding fiscal year as permitted by the integration of Stabler and its subsidiaries.  Together with the financial statements delivered pursuant to this Section 5.01 (c), the Borrower shall deliver a narrative explaining the variances to the prior year period or if the prior year comparison is not available then a narrative summarizing Borrower’s performance for the accounting month.

(d)           Annual and Quarterly Compliance Certificate.  As soon as practicable, after the close of each quarter of each fiscal year of the Borrower and in any event no later than the date on which financial statements are required to be delivered for each such quarter or year, as provided in Subsections 5.01 (a) or 5.01 (b), the Borrower shall deliver to the Bank a Compliance Certificate (in the form of Exhibit B hereto) certified by the Chief Executive Officer or Chief Financial Officer of the Borrower (a) demonstrating compliance with the financial covenants set forth in Section 5.15 (and, in the event the Borrower is required to exclude Rock Solid Insurance from the calculations of such financial covenants pursuant to Section 6.6 of the Existing First Lien Credit Agreement, a reconciliation showing the calculation of such financial covenants based on the Consolidated financial statements of the Borrower (including Rock Solid Insurance)), (b) certifying that, as at the date of such certificate, there existed no Event of Default and no Default, or, if any such Event of Default or Default existed, specifying the nature thereof, the period of existence thereof and what action the Borrower proposes to take or has taken with respect thereto and (c) certifying as to certain other compliance matters.

(e)           Annual Budget.  As soon as available, and in any event no later than May 31st of each fiscal year, the Borrower shall deliver to the Bank management-prepared operating projections and budgets for the Borrower and its Subsidiaries for such fiscal year, with quarterly projections specifically set forth therein, including an income statement, a balance sheet and a cash flow statement, in form and substance satisfactory to the Bank, and, as soon as available, significant revisions, if any, of such projections and budgets, in each case (a) in reasonable detail and otherwise in form and substance satisfactory to the Lenders and (b) accompanied by a certificate of the Borrower, executed on its behalf by its Chief Executive Officer or Chief Financial Officer, stating that (i) such projections and budgets (x) have been prepared on the basis of the assumptions stated therein and (y) represent the Borrower’s best and most recent estimate of the future financial performance of the Borrower and its Subsidiaries and (ii) such assumptions are believed by the Borrower to be reasonable and fair in light of current business conditions and current facts known to the Borrower.

(f)            Visitation; Audits.  Upon reasonable notice (and for this purpose no more than two Business Days’ notice shall be required under any circumstances) if no Event of Default or Default shall exist, or at any time with or without notice after the occurrence and during the continuance of an Event of Default or Default, the Borrower shall, and shall cause each of its Subsidiaries to, allow any representative of the Bank to visit and inspect any of the properties of the Borrower and any of its Subsidiaries, to examine the books of account and other records and files of the Borrower and any of its Subsidiaries related to the Collateral and to discuss the affairs, business, finances and accounts of the Borrower and its Subsidiaries with their personnel and accountants.

(g)           Notice of Event of Default.  Promptly upon any officer of the Borrower or any of its Subsidiaries obtaining knowledge of any Default or Event of Default, the Borrower shall give written notice thereof to the Bank, specifying the nature and period of existence of any such Default or Event of Default.

(h)           Notice of Material Adverse Change.  Promptly upon any officer of the Borrower or any of its Subsidiaries obtaining knowledge of any Material Adverse Change or the existence of any facts or circumstances or the occurrence or failure to occur of any event which could reasonably be expected to result in a Material Adverse Change, the Borrower shall give written notice thereof to the Bank.

(i)            Reports to SEC and Other Creditors.  Promptly upon receipt or transmission thereof, as applicable, the Borrower shall deliver to the Bank:

a)             at any time when the Borrower or any of its Subsidiaries is subject to the reporting requirements of the Securities Exchange Act of 1934, all letters of comment or material correspondence sent to the Borrower or any of its Subsidiaries by any securities exchange or the Securities and Exchange Commission or any Governmental Authority succeeding to any of its functions in relation to the affairs of the Borrower or any of its Subsidiaries,

b)            all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority succeeding to any of its functions, and

c)             to the extent not already delivered pursuant to the terms of this Agreement, all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower or any of its Subsidiaries to other lenders to such Persons (if any) and their other respective bondholders or security holders (or any trustee or other representative of any of the foregoing) and any non-routine notices or other non-routine correspondence from such lenders, bondholders or security holders (or trustee or other representative of such Persons).

(j)            Notice of Proceedings.  Promptly upon any officer of the Borrower or any of its Subsidiaries obtaining knowledge thereof, the Borrower will give the Bank notice of any actions, proceedings or claims commenced or asserted against the Borrower or any of its Subsidiaries in which the amount involved is $1,000,000 or more, or which, if not solely a claim for monetary damages, could reasonably be expected to, if adversely determined, result in a Material Adverse Change.

(k)           Conditions Affecting Collateral.  Promptly upon any officer of the Borrower or any of its Subsidiaries obtaining knowledge thereof, the Borrower will give the Bank notice of any of the following conditions: (i) any change of name, type of business entity or jurisdiction of registration or any change of address of the chief executive office of the Borrower or any of its Subsidiaries or (ii) any other circumstance that could affect the attachment, perfection or enforcement of the Bank’s security interest in any portion of the Collateral.

5.02.        Preservation of Existence and Franchises.

The Borrower shall at all times preserve and keep in full force and effect its corporate existence and remain in good standing in the State of its incorporation or where required to qualify to do business, except, as to qualification only, where the failure to keep in full force and effect any such good standing could not reasonably be expected to result in a Material Adverse Change.

5.03.        Insurance.

The Borrower and its Subsidiaries will maintain with financially sound and reputable insurers, insurance with respect to its properties including, but not limited to, the Collateral and against loss or damage and liability of the kinds customarily insured against by Persons of established reputation engaged in the same or similar businesses and similarly situated and in such amounts as are customarily carried under similar circumstances by other such Persons and otherwise as is prudent for Persons engaged in such business.  The Borrower agrees to provide the Bank with thirty (30) days advance written notice of the modification or termination of any such policy of insurance.  The Borrower shall keep the Collateral that is insurable insured against loss or damage by fire, theft, burglary, pilferage, flood, loss in transit and such other hazards as the Bank shall specify, in amounts and under policies issued by insurers acceptable to the Bank, all premiums thereon to be paid by the Borrower and, upon request of the Bank, such policies and copies thereof shall be delivered to the Bank.  Each insurance policy required by the preceding sentence of this Section 5.03 relating to the Collateral shall name the Bank, its successors and assigns, as additional insured and lender’s loss payee, as applicable, and provide (i) that all proceeds thereunder shall be payable to the Bank, (ii) that such insurance shall not be affected by any act or neglect of the insured or owner of the property described in such policy, and (iii) that such policy and endorsements may not be cancelled or terminated unless at least thirty (30) days prior written notice thereof has been given to the Bank.

5.04.        Maintenance of Properties.

The Borrower shall, and shall cause each of its Subsidiaries to (a) maintain its properties in good repair, working order and condition, ordinary wear and tear excepted, and (b) make all appropriate and proper repairs, renewals, replacements, additions and improvements thereto, ordinary wear and tear excepted.

5.05.        Payment of Taxes and Claims.

The Borrower will and will cause its Subsidiaries to pay or discharge:

(a)           all federal and other material taxes, assessments, water and sewer rents and other governmental charges which may be assessed, levied or filed against or imposed upon it or any of its properties or assets (including, without limitation, the Collateral) or in respect of any of its franchises, business, income or profits before any penalty or interest accrues thereon; and

(b)           all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by Law have or might become a Lien upon any of its properties or assets.

5.06.        Financial Accounting Practices.

The Borrower shall, and shall cause each of its Subsidiaries to, keep at all times books of record and account in which full, true and correct entries shall be made of all dealings or transactions in relation to its business and affairs.  The Borrower shall, and shall cause each of its Subsidiaries to, keep its books of account and financial statements in accordance with GAAP and in compliance with the regulations of any Official Body having jurisdiction over it.

5.07.        Compliance with Laws.

The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all Laws.

5.08.        Compliance with ERISA.

(a)           The Borrower shall not, and shall not permit its Subsidiaries and ERISA Affiliates to, cause, for plan years beginning before 2008, any Accumulated Funding Deficiency to be incurred, whether or not waived, with respect to any Plan, or, for plan years beginning after 2007, cause there to be an unpaid “minimum required contribution” as defined in Section 430 of the Code and Section 303 of ERISA with respect to any Plan.

(b)           The Borrower shall, and shall cause its Subsidiaries and ERISA Affiliates to, comply in all material respects with the provisions of ERISA and the Code with respect to any Plan both in form and operation, including, but not limited to, the timely filing of required annual reports and the payment of PBGC premiums.

(c)           The Borrower shall, and shall cause its Subsidiaries and ERISA Affiliates to, comply in all material respects with the requirements of COBRA regarding continued health coverage and of the Health Insurance Portability and Accountability Act of 1996 with respect to any Plans subject to the requirements thereof.

(d)           The Borrower shall not, and shall not permit any of its Subsidiaries or any of its ERISA Affiliates to, take any of the following actions or permit any of the following events to occur if such action or event together with all other such actions or events would subject the Borrower, any of its Subsidiaries or any of its ERISA Affiliates to any material tax, penalty, or other liabilities:

(i)            engage in any transaction in connection with which the Borrower, any of its Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code;

(ii)           terminate any Plan in a manner, or take any other action, which could result in any liability of the Borrower, any of its Subsidiaries or any ERISA Affiliate to the PBGC;

(iii)          fail to make full payment when due of all amounts which, under the provisions of any Plan or Multiemployer Plan, the Borrower, any of its Subsidiaries or any ERISA Affiliate is required to pay as contributions thereto;

(iv)          permit the current value of all vested accrued benefits under all Plans which are subject to Title IV of ERISA to exceed the current value of the assets of such Plans allocable to such vested accrued benefits, except as may be permitted under actuarial funding standards adopted in accordance with, for plan years beginning before 2008, Section 412 of the Code or, for plan years beginning after 2007, Section 430 of the Code; or

(v)           withdraw from any Multiemployer Plan, if such withdrawal would result in the imposition of Withdrawal Liability.

As used in this Section 5.08, the term “accrued benefit” has the meaning specified in Section 3(23) of ERISA and the term “current value” has the meaning specified in Section 4001(a)(18)(B)of ERISA.

5.09.        Continuation of and Change in Business.

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly enter into any business that is not a Permitted Business.

5.10.        Use of Proceeds.

The Borrower will use the proceeds of the Loans for the purposes stated in Section 3.17 hereof.

5.11.        Lien Searches.

The Bank may, but shall not be obligated to, conduct lien searches of the Borrower, its Subsidiaries and their assets and properties on an annual basis and at such other times as the Bank may reasonably determine to be necessary.  Prior to the occurrence of an Event of Default, the Borrower shall not be obligated to reimburse the Bank for the Bank’s out-of-pocket costs in connection with such lien searches.

5.12.        Further Assurances.

The Borrower, at its own cost and expense, will cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as the Bank may reasonably request from time to time in order to carry out the intent and purposes of this Agreement more effectively and the transactions contemplated by this Agreement and to cause the Liens granted under the Security Agreement or any other Loan Document to be, at all times, valid, perfected and enforceable against the Borrower and all third parties.  All expenses of such filings and recordings, and refilings and rerecordings, shall be borne by the Borrower.

5.13.        Environmental Matters.

(a)           The Borrower shall and shall require its Subsidiaries to (i) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, and (ii) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under, and to ensure compliance with, Environmental Laws, and promptly comply with all lawful orders and directives of any Official Body regarding Environmental Laws.

(b)           The Borrower shall not, and shall not permit any of its Subsidiaries to,

(i)            cause a Release of any Regulated Substance in violation of any Environmental Law or so as to create a risk of harm to public or occupant health or safety or to the environment, or

(ii)           permit to exist any Release of any Regulated Substance on any real property owned or occupied by the Borrower or any of its Subsidiaries in violation of any Environmental Law or so as to create a risk of harm to public or occupant health or safety or to the environment, or

(iii)          take any other action (or fail to take any action) in violation of any Environmental Law or take any action (or fail to take any action) so as to create a risk of harm to public or occupant health or safety or to the environment.

5.14.        Bailees.

If any Collateral is at any time in the possession or control of any warehouseman, bailee or any of the Borrower’s agents or processors, the Borrower shall promptly notify such warehouseman, bailee, agent or processor of the Lien in favor of the Bank created hereby, if applicable, and shall instruct such Person to hold all such Collateral for the Bank’s account subject to the Bank’s instructions.

5.15.        Financial Covenants.

The Borrower hereby covenants to any and all financial covenants which may be set forth in Article 6 of the Existing First Lien Credit Agreement (including, without limitation, those financial covenants set forth in Sections 6.1 [Net Worth], 6.2 [Fixed Charge Coverage Ratio], 6.3 [Total Leverage Ratio], 6.4 [Limitation on Capital Expenditures], 6.5 [Limitation on Operating Lease Expense] and 6.6 [Additional Provisions Respecting Calculation of Financial Covenants] of the Existing First Lien Credit Agreement), which are hereby collectively incorporated herein by this reference as if set forth herein at length, as such covenants exist on the Closing Date (collectively, the “Incorporated Provisions”).  Any defined terms appearing in such Incorporated Provisions shall have the meanings ascribed to such terms in the Existing First Lien Credit Agreement, as it exists on the Closing Date.  Any amendment or other modification of such Incorporated Provisions or any related defined terms shall not constitute an amendment to this Agreement without the express written agreement of the Bank that any such amendment or other modification shall constitute an amendment to this Agreement.  If a Termination occurs, all of the Incorporated Provisions and all related defined terms shall survive the Termination and shall continue in full force and effect as part of this Agreement; provided that at any time after a Termination, the Borrower shall, upon the Bank’s request, execute and deliver to the Bank a supplement or amendment to this Agreement, which supplement or amendment shall expressly incorporate into this Agreement all or any number of the Incorporated Provisions of the terminated Existing First Lien Credit Agreement.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants to the Bank as follows:

6.01.        [Reserved].

6.02.        Indebtedness.

The Borrower shall not, directly or indirectly, create, incur, assume, guarantee, permit to exist or otherwise become or remain directly or indirectly liable with respect to any Indebtedness other than each of the following:

(a)           obligations under Hedging Contracts entered into in the ordinary course of business to mitigate risk associated with interest rates and not for speculative purposes;

(b)           the Indebtedness and other obligations arising under this Agreement and the other Loan Documents;

(c)           Capital Lease Obligations and purchase money Indebtedness in respect of capital assets of the Borrower and its Subsidiaries in an aggregate amount not to exceed the limits required under Section 6.4 of the Existing First Lien Credit Agreement (as incorporated by Section 5.15 hereof), provided that such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed and refinancings thereof not increasing the principal amount of such Indebtedness;

(d)           obligations owing to the Borrower or to a wholly-owned Subsidiary of the Borrower;

(e)           obligations in respect of the Pre-Qualification Line in an outstanding principal amount not to exceed $5,000,000 at any time;

(f)            Indebtedness (excluding Indebtedness referred to in clauses (a), (b), (c), (d), and (e) above and (i) through (k) below) set forth on Schedule 6.02 to this Agreement;

(g)           Obligations in respect of Operating Leases permitted under this Agreement in an aggregate amount not to exceed the limits specified in Section 6.5 of the Existing First Lien Credit Agreement (as incorporated by Section 5.15 hereof);

(h)           other unsecured Indebtedness in an aggregate outstanding principal amount not exceeding $8,000,000 at any time so long as such Indebtedness does not have covenants or defaults that are more restrictive than those set forth in this Agreement;

(i)            Indebtedness assumed by BCS LLC in connection with the BCS Acquisition in an outstanding principal amount not to exceed $2,000,000 at any time;

(j)            the Indebtedness and other obligations arising under the Existing Credit Agreement; and

(k)           obligations in respect of the Stabler Indebtedness.

6.03.        Loans, Investments, Acquisitions, Etc.

The Borrower shall not, directly or indirectly, make or permit to exist any Investment or make any Acquisition, so long as no Default or Event of Default then exists or would be caused thereby, the Borrower may make, any of the following Investments and Acquisitions:

(a)           Investments by the Borrower in its direct or indirect wholly-owned Subsidiaries or the creation by the Borrower of new direct or indirect wholly-owned Subsidiaries;

(b)           Investments under Hedging Contracts permitted by clause (a) of Subsection 6.02;

(c)           the existing loans, advances and investments described on Schedule 6.03 of this Agreement;

(d)           Investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (ii) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or Moody’s Investors Service, Inc., (iii) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, or (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder;

(e)           Acquisitions of assets in like-kind exchanges under Section 1031 of the Code made from the proceeds of dispositions permitted by this Section 6.03;

(f)            Permitted Acquisitions;

(g)           Investments in Permitted Joint Ventures; and

(h)           Investments by the Borrower or any of its direct or indirect wholly-owned Subsidiaries in Rock Solid Insurance Company, a South Carolina corporation, with the aggregate amount of such Investment not to exceed $2,000,000.  For the sake of clarity, Investments referenced in this paragraph (j) shall include any letter of credit agreement that is issued for the account of the Borrower or any Subsidiary where Rock Solid Insurance Company is the beneficiary of such letter of credit.

6.04.        Transactions with Affiliates.

The Borrower shall not, directly or indirectly, (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates or (b) enter into, or be a party to, any other transaction not described in clause (a) above with any of its Affiliates, except, in the case of clauses (a) and (b), pursuant to the reasonable requirements of the Borrower’s or the applicable Subsidiary’s business and upon fair and reasonable terms (that, in the case of any such transaction that involves an amount in excess of $1,000,000 are fully disclosed to the Bank prior to the consummation thereof) and are no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person not its Affiliate, provided that the foregoing restrictions shall not apply to (i) transactions exclusively among the Borrower and its Subsidiaries permitted by this Agreement, (ii) Distributions, to the extent permitted under 6.09 or other restricted payments to the extent not otherwise prohibited hereby, (iii) usual and customary indemnification obligations in the Organizational Documents of the Borrower for acts and omissions of their officers and directors, (iv) the Headquarters Lease (as defined in the Existing First Lien Credit Agreement), provided that any amendments, modifications or supplements thereto are no less favorable to the Borrower as the terms of the Headquarters Lease on the date of this Agreement, (v) transactions with officers, directors, shareholders or other Affiliates for the provision of goods or services with a fair market value of up to $500,000 in the aggregate in any fiscal year and (vi) Investments in Rock Solid Insurance Company permitted by Section 6.03(h).  If any such transaction (other than as set forth in the preceding proviso) involves an amount in excess of $15,000,000, it shall be determined by a nationally-recognized investment banking or accounting firm to be fair to the Borrower and its Subsidiaries.

6.05.        Disposition of Assets.

The Borrower shall not, directly or indirectly, sell, lease, abandon or otherwise transfer or dispose of any of its assets or property of any nature (including, without limitation, the sale of any Collateral and any sale-leaseback or similar transaction), whether now owned or hereafter acquired, except:

(a)           sales of inventory in the ordinary course of its business;

(b)           transfers of assets or property not constituting Collateral to the Borrower or a wholly-owned Subsidiary of the Borrower;

(c)           trade-ins of equipment for new equipment useful in the business of the Borrower or any of its Subsidiaries; provided that if the property so transferred is Collateral, the Bank shall have a perfected first priority security interest in the new equipment subject to no Liens other than Permitted Liens;

(d)           sales or dispositions of equipment (other than Collateral) which is obsolete or no longer used or useful in the business of the Borrower or any of its Subsidiaries, with a fair market value not exceeding $3,000,000 in the aggregate in any fiscal year;

(e)           transfers of property of the Borrower or any of its Subsidiaries with a fair market value up to $5,000,000 in any fiscal year in like-kind exchanges pursuant to Section 1031 of the Code; provided that if the property so transferred is Collateral, the Bank shall have a perfected first priority security interest in the in the acquired property subject to no Liens other than Permitted Liens;

(f)            sales or dispositions of the assets of the Borrower or any of its Subsidiaries (other than Collateral) not in the ordinary course of business with a fair market value not to exceed $1,000,000 in the aggregate in any fiscal year;

(g)           transfers of assets or property constituting Investments in Permitted Joint Ventures;

(h)           transfers of equipment (other than Collateral) in connection with sale-leaseback transactions provided that (i) in each case, the equipment subject to such transaction has an invoice date within one year of the date of such transfer, and (ii) the sales price of all such equipment shall not exceed $10,000,000 in the aggregate during the term of this Agreement;

(i)            other sales or transfers of real property not in excess of Five Million and 00/100 Dollars ($5,000,000.00).

6.06.        Continuation of or Change in Business.

The Borrower will continue to engage in its business substantially in the manner conducted as of the Closing Date and shall not engage in any other business without the prior written consent of the Bank.

6.07.        Margin Stock.

The Borrower will not use the proceeds of any Loan, directly or indirectly, to purchase any “margin stock” (within the meaning of Regulations U, G, T or X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying, directly or indirectly, any margin stock.

6.08.        Merger; Consolidation.

The Borrower shall not merge or agree to merge with or into or consolidate with any other Person without the prior written consent of the Bank, except so long as no Default or Event of Default has occurred and is continuing or would be created thereby, solely for the purpose of redomestication within a state of the United States so long as the successor complies with any and all applicable notice requirements in connection with such redomestication under the Existing Loan Agreements, as applicable, and takes such action as may be necessary to ensure that the Collateral is at all times subject to a first-priority Lien in favor of the Bank.

6.09.        Distributions.

The Borrower will not declare, make, pay or agree, become or remain liable to make or pay, any Distributions; except:

(a)           Tax Expense Distributions.  For any year during which the Borrower is an “S Corporation” as defined in the Code, distributions made by the Borrower to its shareholders with respect to such year in an amount not to exceed the product of the Borrower’s pre-tax earnings (determined in accordance with the Code and including any income or loss of any disregarded entity or Qualified Subchapter S Subsidiary) during such year, multiplied by the effective combined local, state and federal income tax rate (after giving effect to the deductibility of local and state income taxes in the determination of federal income taxes) for individuals in the highest income bracket (taking into account any lower income tax rate applicable to capital gains).

(b)           Other Distributions.  So long as no Default or Event of Default shall have occurred or be created thereby, the Borrower may pay Distributions to its shareholders so long as the Borrower shall have delivered to the Bank no fewer than five (5) Business Days prior to the date of the proposed Distribution (or such shorter period as the Bank may approve in writing) a pro forma Compliance Certificate demonstrating that, after giving effect to such Distribution, the Borrower shall be in compliance with all of the financial covenants of Section 5.15.  For purposes of the aforementioned pro forma calculation, the Borrower shall use the results of operations and financial position reflected on the financial statements most recently delivered under Section 5.01 adjusted to give pro forma effect to (i) the amount of Indebtedness after giving effect to the Distribution and (ii) the making of the Distribution to the shareholders.

6.10.        Change of Ownership.

The Borrower shall not cause and shall not permit, directly or indirectly, a Change of Control.

6.11.        Fiscal Year.

The Borrower shall report on the basis of a fiscal year ending February 28 (or 29, as applicable).

6.12.        Modifications to Material Documents.

The Borrower shall not (i) amend in any respect its articles of incorporation and bylaws, other organizational documents or either of the Release Letters or (ii) supplement either of such Release Letters in any manner that constitutes a regrant or otherwise constitutes authorization to file any financing statements or financing statement amendments perfecting a Lien against the Collateral for the benefit of the Agent and/or any other financial institutions under the Existing Credit Agreement, as applicable.

ARTICLE VII

DEFAULTS

7.01.        Events of Default.

An Event of Default means the occurrence or existence of one or more of the following events or conditions (whatever the reason for such Event of Default and whether voluntary, involuntary or effected by operation of Law):

(a)           The Borrower shall fail to pay principal on any of the Loans on the date such Loans are due; or

(b)           The Borrower shall fail to pay interest on any of the Loans or any fees payable pursuant to this Agreement, the Notes or any of the other Loan Documents within two (2) Business Days of the date when due; or

(c)           Any representation or warranty made by the Borrower under this Agreement or any of the other Loan Documents shall prove to have been false or misleading in any material respect as of the time made; or

(d)           The Borrower shall default in the performance or observance of any covenant contained in Section 5.01 (a), (b), (c), (d), (f), (g) or (k); Section 5.03; Section 5.05; Section 5.07; Section 5.15; or in Article VI.

(e)           If there shall occur any default in the due performance or observance of any term, covenant or agreement to be performed or observed pursuant to the provisions of this Agreement or the other Loan Documents, other than as expressly provided in other clauses of this Section 7.01, and, if capable of being remedied, such default shall continue unremedied for 45 days after the commencement of such default; provided, however, that, no such default under Section 5.13 (Environmental Matters) shall constitute an Event of Default unless such default, singly or in the aggregate with all other defaults under said Section 5.13, could reasonably be expected to result in an Environmental Material Adverse Change; or

(f)            [Reserved];

(g)           The Bank’s security interest under the Security Agreement or any of the other Loan Documents is or shall become unperfected; or

(h)           An event of default shall occur under the Existing Credit Agreement.

(i)            The Borrower or any Subsidiary of the Borrower shall (i) default in the payment when due, or in the performance or observance, of any obligation or condition, of any Material Contract, which default results in or could reasonably be expected to result in a required payment of Three Million Dollars ($3,000,000) or more or results in or could reasonably be expected to result in a Material Adverse Change, unless the existence of any such default is being contested by the Borrower or such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower or such Subsidiary to the extent required by GAAP, or (ii) (A) default (as payor or guarantor or other surety) in the payment of any Indebtedness (other than obligations under the Loan Documents) and the underlying obligation with respect to which a default has occurred aggregates Two Million Dollars ($2,000,000) or more or could result in a required payment of Two Million Dollars ($2,000,000) or more or is a default under the Second Lien Facility, or (B) suffer or permit to exist any condition in respect of any Indebtedness referred to in the immediately preceding clause (A) which would permit, or shall have caused, the acceleration of the payment, time for payment or maturity of any such Indebtedness, or (iii) default in the payment when due, or in the performance or observance, of any obligation or condition, except obligations and conditions under the Loan Documents, any Material Contract or Indebtedness of the sort covered by the immediately preceding clause (ii), whether now or hereafter incurred, which default results in or could result in a required payment of Two Million Dollars ($2,000,000) or more or results in or could result in a Material Adverse Change, unless the existence of any such default is being contested by the Borrower or such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower or such Subsidiary to the extent required by GAAP; or

(j)            If any final judgment or judgments or non-appealable assessment or assessments for the payment of money in excess of Two Million Dollars ($2,000,000) in the aggregate shall be rendered against the Borrower or any of its Subsidiaries and such judgment remains either unstayed or unsatisfied for a period of 30 days or more; or

(k)           If there shall occur or be threatened any event, or if there shall exist any fact or condition, including, without limitation, any loss, revocation, reduction or other impairment of any Governmental License, which could result in a Material Adverse Change; or

(l)            If:

(i)            there shall be commenced against the Borrower or any of its Subsidiaries any such proceeding seeks to have an order for relief entered in respect of the Borrower or Subsidiary, or seeks a declaration or entailing a finding that the Borrower or Subsidiary is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to the Borrower or Subsidiary, its assets or debts under any Law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar Law now or hereinafter in effect which shall not have been dismissed or stayed within sixty (60) days after such proceedings were instituted; or

(ii)           custody or control of any substantial part of the property of the Borrower or any of its Subsidiaries shall be assumed by any Governmental Authority or any court of competent jurisdiction, or any other Person at the insistence of any Governmental Authority or any court of competent jurisdiction; or

(m)          The Borrower or any Subsidiary of the Borrower shall become insolvent; shall generally not be paying its debts as they mature; shall make a general assignment for the benefit of creditors; shall institute a proceeding described in Section 7.01(l)(i) of this Agreement or shall consent to any order for relief, declaration, finding or relief described in Section 7.01(l)(i) of this Agreement; shall petition or apply to any tribunal for the appointment of a custodian of the sort described in Section 7.01(l)(ii) of this Agreement or shall consent to the appointment or to the taking of possession by any such official of all or any substantial part of its property whether or not any proceeding is instituted; shall dissolve, wind-up or liquidate itself or any substantial part of its property; shall suspend or discontinue its business except, in the case of any of such Subsidiaries, pursuant to a dissolution or merger of such Subsidiary permitted by the terms of this Agreement; or shall take any action in furtherance of any of the foregoing.

7.02.        Consequences of an Event of Default.

(a)           If an Event of Default specified in subsections (c) through (n) of Section 7.01 of this Agreement occurs and continues or exists, the Bank may at its option demand the unpaid principal amount of the Notes, interest accrued on the unpaid principal amount thereof and all other amounts owing by the Borrower under this Agreement, the Notes and the other Loan Documents to be immediately due and payable without presentment, protest or further demand or notice of any kind, all of which are expressly waived, and an action for any amounts due shall accrue immediately.

(b)           If an Event of Default specified in subsections (a), (b), (o) or (p) of Section 7.01 of this Agreement occurs and continues or exists, the unpaid principal amount of the Notes, interest accrued thereon and all other amounts owing by the Borrower under this Agreement, the Notes and the other Loan Documents shall automatically become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived, and an action for any amounts due shall accrue immediately.  In addition to the foregoing, if an Event of Default specified in subsections (a) or (b) occurs and continues to exist, the Bank shall have the right, in the Bank’s sole discretion, to cause a receiver to be appointed to operate and conduct the day-to-day business of the Borrower, including, without limitation, collecting the earnings, revenues, rents, issues, profits and income from the operation of the Borrower’s business and applying the same as the court may direct; provided, however, that the Bank provides the Borrower at least five (5) Business Days prior written notice of its intent to file an application for receivership.  Provided that it complies with the requirements set forth in the preceding sentence, the Bank shall be entitled to the appointment of a receiver without the necessity of proving either the inadequacy of the security or the insolvency of the Borrower or any other Person who may be legally or equitably liable to pay moneys secured by the Loan Documents, and the Borrower and each such Person shall be deemed to have waived such proof and to have consented to the appointment of such receiver.

7.03.        Set-Off.

If the unpaid principal amount of the Notes, interest accrued on the unpaid principal amount thereof or other amount owing by the Borrower under this Agreement, the Notes or the other Loan Documents shall have become due and payable (at maturity, by acceleration or otherwise), each of the Bank, any assignee of the Bank and the holder of any participation in any Loan will each have the right, in addition to all other rights and remedies available to it, without notice to the Borrower, to set-off against and to appropriate and apply to such due and payable amounts any Debt owing to, and any other funds held in any manner for the account of, the Borrower by the Bank or by such holder including, without limitation, all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or in the future maintained by the Borrower with the Bank, assignee or holder.  The Borrower consents to and confirms the foregoing arrangements and confirms the Bank’s rights, such assignees’ rights and such holders’ rights of banker’s lien and set-off.  Nothing in this Agreement will be deemed a waiver or prohibition of or restriction on the Bank’s rights, such assignees’ rights or such holders’ rights of banker’s lien or set-off.

7.04.        Other Remedies.

The remedies in this Article VII are in addition to, not in limitation of, any other right, power, privilege or remedy, either at law, in equity or otherwise, to which the Bank may be entitled.

ARTICLE VIII

MISCELLANEOUS

8.01.        Business Days.

Except as otherwise provided in this Agreement, whenever any payment or action to be made or taken under this Agreement, or under any Note or under any of the other Loan Documents is stated to be due on a day which is not a Business Day, such payment or action will be made or taken on the next following Business Day and such extension of time will be included in computing interest or fees, if any, in connection with such payment or action.

8.02.        Amendments and Waivers.

(a)           The Bank and the Borrower may from time to time enter into agreements amending, modifying or supplementing this Agreement, the Notes or any other Loan Document or changing the rights of the Bank or of the Borrower under this Agreement, under the Notes or under any other Loan Document and the Bank may from time to time grant waivers or consent to a departure from the due performance of the obligations of the Borrower under this Agreement, under the Notes or under any other Loan Document.  Any such agreement, waiver or consent must be in writing and will be effective only to the extent specifically set forth in such writing.  In the case of any such waiver or consent relating to any provision of this Agreement, any Event of Default or Potential Default so waived or consented to will be deemed to be cured and not continuing, but no such waiver or consent will extend to any other or subsequent Event of Default or Potential Default or impair any right consequent thereto.

(b)           The Bank and the Borrower hereby agree, so long as the Borrower has given the Bank not less than ten (10) Business Days’ prior notice of any amendment, modification, supplement, restatement, replacement or waiver of any provision of the Existing Credit Agreement, as applicable, the applicable corresponding provisions of this Agreement shall automatically be deemed to be amended, modified, supplemented, restated, replaced or waived in a manner consistent with any such amendment, modification, supplement, restatement, replacement or waiver of the applicable provisions of the Existing Credit Agreement, as applicable; provided, however, notwithstanding the foregoing, if any such amendment, modification, supplement, restatement or replacement of the applicable provisions of the Existing Credit Agreement shall or could reasonably be expected to (a) result in an adverse change to any of: (i) the validity, enforceability or collectability of the Collateral; (ii) the existence, perfection or priority of the Bank’s Lien against the Collateral; or (iii) the validity or enforceability of this Agreement or any Loan Document or (b) be otherwise adverse to the Bank’s security interest with respect to the Collateral, each as determined by the Bank, in its sole but reasonable discretion as notified to the Borrower by the Bank within such ten (10) Business Day period, then such applicable corresponding provisions of this Agreement shall not automatically be deemed to be amended, modified, supplemented, restated, replaced or waived in a manner consistent with any such amendment, modification, supplement, restatement, replacement or waiver of the applicable provisions of the Existing Credit Agreement, as applicable.

8.03.        No Implied Waiver; Cumulative Remedies.

No course of dealing and no delay or failure of the Bank in exercising any right, power or privilege under this Agreement, the Notes or any other Loan Document will affect any other or future exercise of any such right, power or privilege or exercise of any other right, power or privilege except as and to the extent that the assertion of any such right, power or privilege shall be barred by an applicable statute of limitations; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise of such right, power or privilege or of any other right, power or privilege.  The rights and remedies of the Bank under this Agreement, the Notes or any other Loan Document are cumulative and not exclusive of any rights or remedies that the Bank would otherwise have.

8.04.        Notices.

All notices, requests, demands, directions and other communications (collectively “Notices”) under the provisions of this Agreement or the Notes must be in writing (including telexed or telecopied communication) unless otherwise expressly permitted under this Agreement and must be sent by first-class or first-class express mail, private overnight or next Business Day courier or by telex or telecopy with confirmation in writing mailed first class, in all cases with charges prepaid, and any such properly given Notice will be effective when received.  All Notices will be sent to the applicable party at the addresses stated below or in accordance with the last unrevoked written direction from such party to the other parties.

If to Borrower:	Paul I. Detwiler III, Chief Financial Officer New Enterprise Stone & Lime Co., Inc. 3912 Brumbaugh Road New Enterprise, Pennsylvania 16664

and copy to:	Cary S. Levinson, Esquire Pepper Hamilton LLP 3000 Two Logan Square 18th & Arch Streets Philadelphia, Pennsylvania 19103

If to Bank:	Benjamin K. Ditson Vice President Citizens Bank of Pennsylvania 525 William Penn Place Pittsburgh, Pennsylvania 15219-1729

and copy to:	Jeffrey J. Conn, Esquire Thorp Reed & Armstrong, LLP One Oxford Centre 301 Grant Street, 14th Floor Pittsburgh, Pennsylvania 15219-1425

8.05.        Expenses; Taxes: Attorneys Fees.

The Borrower agrees to pay or cause to be paid and to save the Bank harmless against liability for the payment of all reasonable out-of-pocket expenses including, but not limited to, reasonable fees and expenses of counsel and paralegals for the Bank, incurred by the Bank from time to time (i) arising in connection with the preparation, execution, delivery and performance of this Agreement, the Notes and the other Loan Documents, (ii) relating to any requested amendments, waivers or consents to this Agreement, the Notes or any of the other Loan Documents and (iii) arising in connection with the Bank’s enforcement or preservation of rights under this Agreement, the Notes or any of the other Loan Documents including, but not limited to, such expenses as may be incurred by the Bank in the collection of the outstanding principal amount of the Loans.  The Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or in the future determined in good faith by the Bank to be payable in connection with this Agreement, the Notes or any other Loan Document.  The Borrower agrees to save the Bank harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.  In the event of a determination adverse to the Borrower of any action at Law or suit in equity in relation to this Agreement, the Notes or the other Loan Documents, the Borrower will pay, in addition to all other sums which the Borrower may be required to pay, a reasonable sum for attorneys’ and paralegals’ fees incurred by the Bank or the holder of any Note in connection with such action or suit.  All payments due from the Borrower under this Section will be added to and become part of the Debt until paid in full.

8.06.        Severability.

The provisions of this Agreement are intended to be severable.  If any provision of this Agreement is held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of the provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

8.07.        Governing Law; Consent to Jurisdiction.

This Agreement will be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the substantive Laws, and not the Laws of conflicts, of said Commonwealth.  The Borrower consents to the exclusive jurisdiction and venue of the federal and state courts located in Allegheny County, Pennsylvania, in any action on, relating to or mentioning this Agreement, the Notes, the other Loan Documents or any one or more of them.

8.08.        Prior Understandings.

This Agreement, the Notes and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, among the parties relating to the transactions provided for in this Agreement, the Notes and the other Loan Documents.

8.09.        Duration; Survival.

All representations and warranties of the Borrower contained in this Agreement or made in connection with this Agreement or any of the other Loan Documents shall survive the making of and will not be waived by the execution and delivery of this Agreement, the Notes or the other Loan Documents, by any investigation by the Bank, or the making of any Loan.  Notwithstanding termination of this Agreement or the occurrence of an Event of Default, all covenants and agreements of the Borrower will continue in full force and effect from and after the date of this Agreement so long as the Borrower may borrow under this Agreement and until payment in full of the Notes, interest thereon, and all fees and other obligations of the Borrower under this Agreement or the Notes.  Without limitation, it is understood that all obligations of the Borrower to indemnify the Bank will survive the payment in full of the Notes and of all other obligations of the Borrower under this Agreement, the Notes and the other Loan Documents.

8.10.        Counterparts.

This Agreement may be executed in any number of counterparts each of which, when so executed, will be deemed an original, but all such counterparts will constitute but one and the same instrument.

8.11.        Successors and Assigns.

This Agreement will be binding upon and inure to the benefit of the Bank, the Borrower and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of the Bank.

8.12.        Certifications from Bank and Participants.

(a)           Tax Withholding.  Any assignee or participant of the Bank that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of the Bank or assignee or participant of the Bank) agrees that it will deliver to the Borrower and the Bank two (2) duly completed, appropriate and valid Withholding Certificates (as defined under § 1.1441-1(c)(l6) of the Income Tax Regulations (the “Regulations”)) certifying its status (i.e. U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Code.  The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under § 1.1441-l(e)(2) and/or (3) of the Regulations; a statement described in § 1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person.  Any assignee or participant required to deliver to the Borrower and the Bank a Withholding Certificate pursuant to the first sentence of this Section 8.12 shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Bank in its sole discretion shall permit such assignee or participant to deliver such valid Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Bank).  Any assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to the Borrower and the Bank two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Bank.  Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax, the Bank shall be entitled to withhold United States federal income taxes at the full thirty percent (30%) withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the Regulations.  Further, the Bank is indemnified under § 1.1461-1 (e) of the Regulations against any claims and demands of any assignee or participant of the Bank for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code.

(b)           USA Patriot Act.  Any assignee or participant of the Bank that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United states or foreign county, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Bank the certification, or, if applicable, recertification, certifying that the Bank is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA Patriot Act.

8.13.        Confidentiality.

(a)           General.  The Bank agrees to keep confidential all information obtained from the Borrower which is nonpublic and confidential or proprietary in nature (including any information the Borrower specifically designate as confidential), except as provided below, and to use such information only in connection with this Agreement and for the purposes contemplated hereby.  The Bank shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality, (ii) to assignees and participants as contemplated by Section 8.14, and prospective assignees and participants, (iii) to the extent requested by any bank regulatory authority or, with notice to the Borrower, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement or the other Loan Documents, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, or (v) if the Borrower shall have consented to such disclosure.

(b)           Sharing Information With Affiliates of the Bank.  The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of their respective Affiliates (in connection with this Agreement or otherwise) by the Bank or by one or more Subsidiaries or Affiliates of the Bank and the Borrower hereby authorizes the Bank to share any information delivered to the Bank by the Borrower pursuant to this Agreement, or in connection with the decision of the Bank to enter into this Agreement, to any such Subsidiary or Affiliate of the Bank, it being understood that any such Subsidiary or Affiliate of the Bank receiving such information shall be bound by the provisions of Section 8.13(a) as if it were the Bank hereunder; provided, however, that the Bank shall endeavor to furnish notice to the Borrower of such sharing of information; provided, further, that it is agreed and acknowledged that the Bank is under no duty or obligation whatsoever to furnish such notice to the Borrower and the failure of Bank to furnish such notice shall not (a) release, discharge, modify or restrict the liabilities and obligations of the Borrower pursuant to this Agreement or any other Loan Document, (b) result in the imposition of any liability upon the Bank in connection with said failure to furnish such notice, or (c) otherwise alter, modify or change in any way the respective rights, duties, obligations and liabilities, as the case may be, of the Bank and the Borrower pursuant to this Agreement or any other Loan Document.  Such authorization shall survive the repayment of the Loans.

8.14.        Participation and Assignment.

The Bank may from time to time participate, sell or assign all or any part of the Loans made by the Bank or which may be made by the Bank, or its right, title and interest in the Loans or in or to this Agreement, to another lending office, lender or financial institution.  Except to the extent otherwise required by the context of this Agreement, the word “Bank” where used in this Agreement means and includes any holder of the Notes originally issued to the Bank and each such holder of the Notes will be bound by and have the benefits of this Agreement, the same as if such holder had been a signatory to this Agreement.  In connection with any such sale, assignment or grant of participation, the Bank may make available to any prospective purchaser, assignee or participant any information relative to the Borrower in the Bank’s possession.

8.15.        No Third Party Beneficiaries.

The rights and benefits of this Agreement and the other Loan Documents are not intended to, and shall not, inure to the benefit of any third party.

8.16.        Exhibits.

All exhibits and schedules attached to this Agreement are incorporated and made a part of this Agreement.

8.17.        Headings.

The section headings contained in this Agreement are for convenience only and do not limit or define or affect the construction or interpretation of this Agreement in any respect.

8.18.        Indemnity.

In addition to the payment of expenses pursuant to Section 8.05 hereof, whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to indemnify, pay and hold the Bank and the officers, directors, employees, agents, consultants, auditors, affiliates and attorneys of the Bank (collectively called the “Indemnitees”), harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgment, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that is imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents, the consummation of the transactions contemplated by this Agreement, the statements contained in the commitment letters, if any, delivered by the Bank’s agreement to make the Loans hereunder, the use or intended use of the proceeds of any of the Loans or the exercise of any right or remedy hereunder or under any of the other Loan Documents, actions taken by the Bank which were reasonably believed by the Bank to be taken pursuant to this Agreement including, but not limited to, actions taken by the Bank to amend or cancel any funds transfer instructions or any decision by the Bank to effect or not to effect the transfer as provided in this Agreement, or any other such action taken by the Bank in good faith pursuant to its responsibilities under this Agreement (the “Indemnified Liabilities”); provided, however, that the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of that or another Indemnitee as finally determined by a court of competent jurisdiction.

8.19.        Limitation of Liability.

To the fullest extent permitted by Law, no claim may be made by the Borrower against the Bank or any affiliate, director, officer, employee, attorney or agent of the Bank for any special, incidental, consequential or punitive damages in respect of any claim arising from or relating to this Agreement or any other Loan Document or any statement, course of conduct, act, omission or event occurring in connection herewith or therewith (whether for breach of contract, tort or any other theory of liability).  The Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether such claim presently exists or arises hereafter and whether or not such claim is known or is suspected to exist in its favor.  This Section 8.19 shall not limit any rights of the Borrower arising solely out of willful misconduct as finally determined by a court of competent jurisdiction.

8.20.        WAIVER OF TRIAL BY JURY.

THE BORROWER AND THE BANK EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVE ALL BENEFIT AND ADVANTAGE OF ANY RIGHT TO A TRIAL BY JURY, AND NO SUCH PARTY WILL AT ANY TIME INSIST UPON, OR PLEAD OR IN ANY MANNER WHATSOEVER CLAIM OR TAKE THE BENEFIT OR ADVANTAGE OF A TRIAL BY JURY IN ANY ACTION ARISING IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS.

INITIALS:	/s/PD
Borrower

/s/ BD
Bank

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed and delivered this Agreement on the date set forth at the beginning of this Agreement.

ATTEST:			New Enterprise Stone & Lime Co., Inc.

By:	/s/ G. Dennis Wiseman	(SEAL)	By:	/s/ Paul I. Detwiler, III	(SEAL)
Name:	G. Dennis Wiseman		Name:	Paul I. Detwiler, III
Title:	Assistant Secretary		Title:	Executive Vice President

Citizens Bank of Pennsylvania

			By:	/s/ Benjamin K. Ditson	(SEAL)
Benjamin K. Ditson, Vice President

LIST OF SCHEDULES AND EXHIBITS

All Schedules to the Loan Agreement:

a.             Schedule 3.06 Borrower and its Subsidiaries

b.             Schedule 3.12 Litigation

c.             Schedule 3.14 ERISA

d.             Schedule 3.16 Environmental Matters

e.             [Reserved]

f.              Schedule 6.02 Indebtedness

g.             Schedule 6.03 Loans, Investments and Acquisitions

All Exhibits to the Loan Agreement:

a.             Form of Term Note

b.             Form of Compliance Certificate

EXHIBIT A

FORM OF
TERM NOTE

$8,450,752.48	Pittsburgh, Pennsylvania

September 30, 2009

FOR VALUE RECEIVED, the undersigned, New Enterprise Stone & Lime Co., Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of Citizens Bank of Pennsylvania (the “Bank”), as provided for in the Loan Agreement (as defined below), the original principal amount of Eight Million Four Hundred Fifty Thousand Seven Hundred Fifty-Two and 48/100 Dollars ($8,450,752.48), together with interest on the unpaid principal amount of this Term Note (“Term Note”) at the rate or rates per annum determined pursuant to Article II of, or as otherwise provided in, that certain Loan Agreement, by and between the Borrower and the Bank, dated the date hereof (as amended, modified or supplemented from time to time the “Loan Agreement”), and with such amounts being payable on the dates set forth in Article II of, or as otherwise provided in, the Loan Agreement.

All payments and prepayments to be made in respect of principal, interest or other amounts due from the Borrower under this Term Note shall be payable at 12:00 noon (New York City time) on the day when due, without presentment, demand, protest or notice of any kind, all of which are expressly waived, and an action therefor shall immediately accrue.  All such payments shall, unless made by wire transfer to such account as the Bank shall direct, be made to the Bank at the designated office of the Bank located at 525 William Penn Place, Pittsburgh, Pennsylvania 15219-1729 or at such other address as the Bank may specify in writing from time to time, in lawful money of the United States of America, in immediately available funds, without setoff, counterclaim or other deduction of any nature.

Except as otherwise provided in the Loan Agreement, if any payment of principal or interest under this Term Note shall become due on a day that is not a Business Day, such payment shall be made on the next following Business Day and such extension of time shall be included in computing interest in connection with such payment.

This Term Note is one of the Notes referred to in, and is entitled to the benefits of, the Loan Agreement.  This Term Note is secured by, and is entitled to the benefits of, the Security Agreement and the other Loan Documents.  Capitalized terms used in this Term Note that are defined in the Loan Agreement shall have the meanings assigned to them therein unless otherwise defined in this Term Note.

This Term Note shall be governed by, and shall be construed and enforced in accordance with, the Laws of the Commonwealth of Pennsylvania without regard to the principles of the conflicts of law thereof.  The Borrower hereby consents to the jurisdiction and venue of the Court of Common Pleas of Allegheny County, Pennsylvania and the United States District Court for the Western District of Pennsylvania with respect to any suit arising out of or mentioning this Term Note.

The Bank may at any time pledge all or any portion of its rights under the Loan Documents including any portion of this Term Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. §341.  No such pledge or enforcement thereof shall release the Bank from its obligations under any of the Loan Documents.

WARRANT OF ATTORNEY TO CONFESS JUDGMENT.  THE BORROWER HEREBY IRREVOCABLY AUTHORIZES AND EMPOWERS THE PROTHONOTARY, ANY ATTORNEY OR ANY CLERK OF ANY COURT OF RECORD, FOLLOWING THE OCCURRENCE OF AN EVENT OF DEFAULT THAT IS CONTINUING, TO APPEAR FOR AND CONFESS JUDGMENT AGAINST THE BORROWER FOR SUCH SUMS AS ARE DUE AND/OR MAY BECOME DUE UNDER THIS TERM NOTE, WITH OR WITHOUT DECLARATION, WITH COSTS OF SUIT, WITHOUT STAY OF EXECUTION AND WITH AN AMOUNT EQUAL TO FIVE PERCENT (5%) OF THE AMOUNT OF SUCH JUDGMENT, BUT NOT LESS THAN TEN THOUSAND DOLLARS ($10,000.00), ADDED FOR ATTORNEYS’ COLLECTION FEES.  TO THE EXTENT PERMITTED BY LAW, THE BORROWER RELEASES ALL ERRORS IN SUCH PROCEEDINGS.  IF A COPY OF THIS TERM NOTE, VERIFIED BY AFFIDAVIT BY OR ON BEHALF OF THE HOLDER OF THIS TERM NOTE SHALL HAVE BEEN FILED IN SUCH ACTION, IT SHALL NOT BE NECESSARY TO FILE THE ORIGINAL TERM NOTE AS A WARRANT OF ATTORNEY.  THE AUTHORITY AND POWER TO APPEAR FOR AND CONFESS JUDGMENT AGAINST THE BORROWER SHALL NOT BE EXHAUSTED BY THE INITIAL EXERCISE THEREOF AND MAY BE EXERCISED AS OFTEN AS THE HOLDER SHALL FIND IT NECESSARY AND DESIRABLE AND THIS TERM NOTE SHALL BE A SUFFICIENT WARRANT THEREFOR.  THE HOLDER HEREOF MAY CONFESS ONE OR MORE JUDGMENTS IN THE SAME OR DIFFERENT JURISDICTIONS FOR ALL OR ANY PART OF THE AMOUNT OWING HEREUNDER, WITHOUT REGARD TO WHETHER JUDGMENT HAS THERETOFORE BEEN CONFESSED ON MORE THAN ONE OCCASION FOR THE SAME AMOUNT.  IN THE EVENT ANY JUDGMENT CONFESSED AGAINST THE BORROWER HEREUNDER IS STRICKEN OR OPENED UPON APPLICATION BY OR ON THE BORROWER’S BEHALF FOR ANY REASON, THE HOLDER IS HEREBY AUTHORIZED AND EMPOWERED TO AGAIN APPEAR FOR AND CONFESS JUDGMENT AGAINST THE BORROWER FOR ANY PART OR ALL OF THE AMOUNTS OWING HEREUNDER, AS PROVIDED FOR HEREIN, IF DOING SO WILL CURE ANY ERRORS OR DEFECTS IN SUCH PRIOR PROCEEDINGS.

WAIVER OF TRIAL BY JURY.  THE BORROWER AND THE BANK MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS TERM NOTE OR ANY OTHER LOAN DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE BANK TO ACCEPT THIS TERM NOTE AND MAKE THE TERM LOAN.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Borrower has executed, issued and delivered this Term Note on the day and year written above.

ATTEST:		New Enterprise Stone & Lime Co., Inc.

By:	(SEAL)	By:	(SEAL)
Name:		Name:
Title:		Title:

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

On File with Bank.

B-1